UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 4, 2022

Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16545	13-4146982
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 914-701-8000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AAWW	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On August 4, 2022, Atlas Air Worldwide Holdings, Inc. (“AAWW” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rand Parent, LLC, a Delaware limited liability company (“Parent”) affiliated with certain funds managed by affiliates of Apollo Global Management, Inc., J.F. Lehman & Company, LLC and Hill City Capital LP (collectively, the “Buyers”), and Rand Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), pursuant to which, subject to the terms and conditions thereof, MergerCo will merge with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Consummation of the Merger is subject to the approval of the Company’s stockholders and other customary closing conditions.

Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of the Company (the “Board”), at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (i) owned directly by Parent or MergerCo, (ii) owned by the Company as treasury shares or (iii) held by any person who properly exercises appraisal rights under Delaware law) shall be converted into the right to receive an amount in cash equal to $102.50 per share, without interest (the “Merger Consideration”).

At the Effective Time, (1) each outstanding warrant for shares of Company Common Stock with an exercise price of $37.34 per share, as adjusted, governed by the warrant agreement dated May 4, 2016 (the “Amazon Warrant Agreement”) will automatically vest and, following the Company’s exercise of its mandatory exercise right, be exercised in accordance with the terms of the Amazon Warrant Agreement for the Merger Consideration and (2) each outstanding warrant for shares of Company Common Stock governed by the warrant agreement dated May 29, 2020 (the “U.S. Treasury Warrant Agreement”) will become exercisable in accordance with the terms of the U.S. Treasury Warrant Agreement for the Merger Consideration. No other warrants issued or outstanding under the Amazon Warrant Agreement will vest or become exercisable in connection with the Merger.

In addition, at the Effective Time, with respect to awards that are outstanding as of the date of the Merger Agreement, (i) each restricted stock unit (including those subject to performance-based vesting conditions) will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company Common Stock underlying such award (assuming all performance goals are achieved at the maximum level of performance) multiplied by the Merger Consideration and (ii) each long-term cash incentive award will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the amount payable under the applicable award agreement, as further provided in the Merger Agreement and related award agreements (assuming all performance goals are achieved at the maximum level of performance).

The Merger Agreement contains customary representations and warranties of the Company, generally subject to a materiality qualifier. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including (i) covenants relating to conducting its business in the ordinary course and refraining from taking certain types of actions without Parent’s consent, (ii) certain “no-shop” restrictions which restrain the Company’s ability to solicit alternative acquisition proposals from third parties, and/or to provide information to third parties and to engage in discussions with third parties, in each case, in connection with alternative acquisition proposals, subject to certain exceptions.

The consummation of the Merger is subject to certain closing conditions, including, among other things: (i) the approval of the Company’s stockholders; (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended as well as the receipt of certain non-U.S. antitrust approvals; (iii) the receipt of certain required consents or approvals from (a) the U.S. Department of Transportation and (b) the Federal Communications Commission; (iv) the absence of legal restraints prohibiting the Merger; and (v) other customary conditions specified in the Merger Agreement.

Notwithstanding the “no-shop” restrictions, prior to obtaining the approval by the Company’s stockholders, the Company may under certain circumstances provide non-public information to, and participate in discussions or negotiations with, third parties with respect to any unsolicited alternative acquisition proposal that the Board has determined constitutes or would reasonably be expected to result in a Superior Proposal. A “Superior Proposal” is a bona fide written Takeover Proposal (as defined in the Merger Agreement, with references to “20%” in the definition thereof deemed to be references to “50%”) made after the date of the Merger Agreement that was not solicited in breach of the relevant provisions of the Merger Agreement that the Board or any duly authorized committee thereof has determined, in its good faith judgment, and after consultation with its financial advisors and outside legal counsel, and after taking into account the certainty and timing of closing and all legal, regulatory, financial, financing and other aspects of such proposal, including the person making such proposal or offer, financing terms, the absence of financing or due diligence conditions, and any other factors as the Board considers to be relevant in good faith, (i) would be more favorable to the Company’s stockholders than the Merger Transactions (as defined in the Merger Agreement) from a financial point of view (including any changes to the terms of the Merger and the Merger Agreement proposed by Parent in accordance with the relevant provisions of the Merger Agreement) and (ii) is reasonably capable of being completed (if accepted) in accordance with its terms.

Prior to obtaining the approval by the Company’s stockholders, the Board may, among other things, (1) change its recommendation that the Company’s stockholders adopt the Merger Agreement or (2) terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a Superior Proposal, subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a match right period. Notwithstanding a change in the recommendation by the Board, unless the Company terminates the Merger Agreement, the Company is still required to convene the meeting of its stockholders to vote on the adoption of the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (1) either party to terminate the Merger Agreement if the Merger is not consummated by March 4, 2023 (subject to an automatic three-month extension if certain closing conditions have not been satisfied and an additional two-month extension at the option of the Company or Parent if such closing conditions remain unsatisfied), (2) the Company to terminate the Merger Agreement in order to enter into a definitive acquisition agreement providing for a Superior Proposal and (3) Parent to terminate the Merger Agreement if the Board changes its recommendation with respect to the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. Generally, if the termination fee becomes payable as a result of the Company terminating the Merger Agreement in order to enter into a definitive acquisition agreement, or by Parent as a result of the Board changing its recommendation with respect to the Merger or under certain other circumstances, the amount of the termination fee will be $97.5 million. If the Company terminates the Merger Agreement because Parent fails to consummate the Merger when required by the Merger Agreement, the Company will be entitled to a termination fee of $227.4 million.

Parent has obtained equity financing commitments from certain affiliates of the Buyers, and debt financing commitments from certain third party lenders, to fund the transactions contemplated by the Merger Agreement. The Merger Agreement requires Parent to use its reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitments. The Company is entitled to specific performance, subject to the terms and conditions of the Merger Agreement and the applicable equity commitments, to force Parent to close the transaction if all closing conditions are met.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 4, 2022, by and among Atlas Air Worldwide Holdings, Inc, Rand Parent, LLC and Rand Merger Sub, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “could,” “would,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date as of which they are made. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by AAWW’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for AAWW will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require AAWW to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on AAWW’s ability to attract, motivate or retain key executives, pilots and associates, its ability to maintain relationships with its customers, including Amazon.com, Inc., vendors, service providers and others with whom it does business, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from AAWW’s ongoing business operations; (viii) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (ix) (A) any other risks discussed in AAWW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) and AAWW’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed by AAWW with the Securities and Exchange Commission (the “SEC”), and, in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report and the Quarterly Report and (B) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Participants in the Solicitation

AAWW and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of AAWW in favor of the proposed transaction. Information about AAWW’s directors and executive officers is set forth in AAWW’s Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2022.  To the extent holdings of AAWW’s securities by its directors or executive officers have changed since the amounts set forth in such 2022 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information concerning the interests of AAWW’s participants in the solicitation, which may, in some cases, be different than those of AAWW’s stockholders generally, will be set forth in AAWW’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of AAWW by Parent. In connection with the proposed transaction, AAWW intends to file relevant materials with the SEC, including AAWW’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF AAWW ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING AAWW’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge at the SEC’s website at www.sec.gov, or free of charge from AAWW by directing a request to AAWW Investor Relations, 2000 Westchester Avenue, Purchase, NY or at tel: +1 914 701 8200 or email: InvestorRelations@atlasair.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS AIR WORLDWIDE HOLDINGS, INC.
By:	/s/ Adam R. Kokas
	Name:	Adam R. Kokas
	Title:	Executive Vice President, General Counsel and Secretary

Date: August 4, 2022

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

RAND PARENT, LLC,

RAND MERGER SUB, INC.

and

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Dated as of August 4, 2022

i

(continued)

(continued)

(continued)

Page

SECTION 8.16. Non-Recourse	107

This AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2022 (this “Agreement”), is by and among RAND PARENT, LLC, a Delaware limited liability company (“Parent”), RAND MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“MergerCo”) and Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), MergerCo will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable that the Company enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company entitled to vote for adoption;

WHEREAS, the Board of Directors of Parent has unanimously (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and (ii) declared this Agreement advisable;

WHEREAS, the Board of Directors of MergerCo has unanimously (i) determined that it is in the best interests of MergerCo and the stockholders of MergerCo, and declared it advisable that MergerCo enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the Transactions, including the Merger, (iii) adopted resolutions recommending that the stockholders of MergerCo adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of MergerCo entitled to vote for adoption;

WHEREAS, Parent, in its capacity as sole stockholder of MergerCo, will approve and adopt this Agreement and the consummation by MergerCo of the Transactions by written consent immediately following the execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as consideration for, and an inducement to, the Company’s willingness to enter into this Agreement, each of the Apollo Funds, the JFLC Parties, and Hill City (Hill City, together with the Apollo Funds and the JFLC Parties, the “Equity Commitment Parties”), has entered into and delivered an Equity Commitment Letter;

WHEREAS, concurrently with the execution of this Agreement, and as consideration for, and inducement to, the Company’s willingness to enter into this Agreement, certain of the Equity Commitment Parties has entered into and delivered a limited guarantee (the “Limited Guarantee”) with respect to certain obligations of Parent and MergerCo under this Agreement (each Equity Commitment Party delivering a Limited Guarantee, in such capacity, a “Guarantor”); and

WHEREAS the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and MergerCo hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall thereupon cease, and the Company shall be the surviving corporation in the Merger.  The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation.”

SECTION 1.02.  Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m.  (New York City time) on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to by Parent and the Company; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), unless otherwise agreed by the parties, the parties shall not be required to effect the Closing until the earlier of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company, (b) the third Business Day after the final day of the Marketing Period or (c) such other date, time or place as agreed to by Parent and the Company. The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 1.03.  Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger.  The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04.  Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05.  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or any holder of any Company Common Stock or any shares of capital stock of MergerCo, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

(b)  The parties shall take the actions necessary so that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of MergerCo in effect at the Effective Time, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.06.  Directors and Officers of the Surviving Corporation.

(a)  The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b)  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based and Other Long-Term Incentive Awards; and Company Warrants

SECTION 2.01.  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, MergerCo or the holders of any shares of Company Common Stock or any shares of capital stock of MergerCo:

(a)  Capital Shares of MergerCo.  Each issued and outstanding share of capital stock of MergerCo shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation and such shares shall constitute the only shares of common stock of the Surviving Corporation.

(b)  Cancelation of Certain Shares.  All shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  All shares of Company Common Stock then held by Parent or MergerCo shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $102.50 per share, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

SECTION 2.02.  Exchange Matters.

(a)  Paying Agent.  Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion.  In the event the amount of the Exchange Fund decreases, as a result of losses with respect to such investments, or otherwise diminishes below the level sufficient for the Paying Agent to make all payments of the Merger Consideration in accordance with this Article II, Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b)  Payment Procedures.

(i)  As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than (i) a Share Certificate representing a share of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates or such Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits in lieu thereof) to the Paying Agent or, in the case of such Book-Entry Shares upon adherence to the procedures set forth in the letter of transmittal), and (y) instructions for use in effecting the surrender of the Share Certificates or Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

(ii)  Upon delivery of a letter of transmittal (duly completed and validly executed in accordance with the instructions thereto) and either (A) surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of Share Certificates as provided in this Section 2.02 and such other customary documents as may reasonably be required by the Paying Agent) or (B) transfer of Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificate or Book-Entry Share, and the Share Certificate so surrendered shall forthwith be canceled.  Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii)  The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) held, directly or indirectly, through DTC shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 2.02.

(iv)  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(v)  No interest will be paid or accrued on any amount payable upon surrender of any Company Common Stock.

(c)  Transfer Books; No Further Ownership Rights.  The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Lost, Stolen or Destroyed Certificates.  If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration to be paid in respect of the share of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II.

(e)  Termination of Exchange Fund.  At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not heretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)  No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any

Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.  If any Share Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)  Withholding.  Notwithstanding anything in this Agreement to the contrary, each of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law.  If any of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates determines that it is required to deduct and withhold any amount payable to a holder of Company Warrants pursuant to this Section 2.02(g), then it shall (i) use commercially reasonable efforts to provide a notice to such holder in respect of which such deduction and withholding is required to be made setting forth the amount of the anticipated deduction and withholding and (ii) cooperate with such holder in good faith to minimize the amount of deduction and withholding.  To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 2.03.  Treatment of Equity-Based and Other Long-Term Incentive Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required to provide for the following:

(a)  Each restricted stock unit with respect to Company Common Stock subject solely to time-based vesting conditions (each, a “Company RSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration.  As of the Effective Time, all Company RSUs shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.03 in respect thereof.

(b)  Each restricted stock unit with respect to Company Common Stock that was granted subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (assuming attainment of all applicable performance goals (including relative total shareholder return goals) at the maximum level of performance) and (ii) the Merger Consideration.  As of the Effective Time, all Company PSUs shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company PSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.03 in respect thereof.

(c)  Each long-term cash incentive award (each, a “Company Cash Award”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the amount that would have been payable under the applicable award agreement (assuming all conditions to receive payment thereunder were met and, if applicable, attainment of all applicable performance goals (including relative total shareholder return goals) at the maximum level of performance).  As of the Effective Time, all Company Cash Awards shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Cash Award shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.03 in respect thereof.

SECTION 2.04.  Payments with Respect to Equity-Based and Other Long-Term Incentive Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Equity-Based Award and each Company Cash Award with respect to which the Surviving Corporation or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the Effective Time, but in no event later than the second regularly scheduled payroll date following the Effective Time, by the Surviving Corporation or any of its Subsidiaries through their payroll systems, less applicable Tax withholdings (or, in the case of non-employee directors, such other method as the Company typically utilizes for payments to such Persons), to the holders of the Equity-Based Awards and Company Cash Awards.

SECTION 2.05.  Treatment of Company Warrants.

(a)  The parties agree that each Treasury Warrant shall be treated in accordance with Section 13(E) of the applicable Treasury Warrant.  Prior to the Effective Time, the Company agrees to request that the holder of the Treasury Warrants exercise the Treasury Warrant at or as promptly as practicable following the Effective Time.

(b)  The parties agree that Amazon Warrant B shall be treated in accordance with Section 12(v) thereof and that the Company shall take all commercially reasonable actions to cause the mandatory exercise of Amazon Warrant B pursuant to Section 13 thereof in connection with the consummation of the Merger.

(c)  The parties agree that Amazon Warrant C shall be treated in accordance with Section 12(v) thereof and that no Company Common Stock shall vest under the Amazon Warrant C in connection with, or any time after, the consummation of the Merger.

(d)  The Company shall timely provide, in accordance with the provisions of the Treasury Warrant and Amazon Warrants, any notices required to be provided in connection with the Merger prior to the Effective Time.  Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice before such document is provided, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(e)  The parties agree that the Convertible Notes Warrants will be treated in accordance with Section 5.15(e).

SECTION 2.06.  Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted as necessary to reflect, without duplication, such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.  For the avoidance of doubt, nothing in this Section 2.06 shall be construed to permit the Company Group to take any action with respect to the Company Common Stock that is prohibited by this Agreement.

SECTION 2.07.  Appraisal Rights.

(a)  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive payment of the appraised value of such Appraisal Shares as provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, forfeit, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive payment under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b)  The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in, and after the Effective Time, direct all negotiations and Actions with respect to such demands and notices.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or notices of dissent, or agree to do any of the foregoing.  Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and MergerCo that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and MergerCo concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement (x) to which there is an explicit cross-reference to such information, item or matter or (y) to the extent that it is reasonably apparent based upon the content of such disclosure (without reference to any extrinsic document) that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available at least two (2) Business Days prior to the date of this Agreement (the “Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; it being understood that any matter disclosed in such Filed SEC Documents shall not be deemed disclosed for purposes of Section 3.01 [Organization; Standing], Section 3.02 [Capitalization] and Section 3.04 [Authority; Noncontravention].

SECTION 3.01.  Organization; Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to (i) carry on its business as it is now being conducted and (ii) own, lease and use its assets and properties in the manner in which its assets and properties are currently owned, leased or used, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company (in jurisdictions that recognize the following concepts) is duly licensed and qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business or the ownership, leasing or use of its assets and properties requires such licensing or qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.  The Company is not in violation of the Company Charter Documents in any material respect.

SECTION 3.02.  Capitalization.

(a)  The authorized shares of the Company consist of 100,000,000 shares of Company Common Stock and 10,000,000 preferred shares, par value $1.00 per share (“Company Preferred Shares”).  At the close of business on August 1, 2022 (the “Capitalization Date”), (i) 28,320,984 shares of Company Common Stock were issued and outstanding and (ii) no Company Preferred Shares were issued or outstanding.  As of the Capitalization Date, (1) 6,211,656 shares of Company Common Stock were reserved for issuance upon exercise of the 2022 Convertible Notes Warrants, (2) 6,485,849 shares of Company Common Stock were reserved and available for issuance upon conversion of the 2024 Convertible Notes, (3) 9,790,038 shares of

Company Common Stock were reserved and available for issuance upon exercise of the 2024 Convertible Notes Warrants, (4) 15,115,703 shares of Company Common Stock were reserved and available for issuance upon exercise of the Amazon Warrants (including 6,660,916 shares reserved and available for issuance upon exercise of Amazon Warrant C), (5) 625,452 shares of Company Common Stock were reserved and available for issuance upon exercise of the Treasury Warrants, and (6) 1,891,593 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 408,587 shares of Company Common Stock were subject to outstanding Company RSUs and (B) 501,938 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance).  As of the close of business on the Capitalization Date, the Conversion Rate (as defined in the 2024 Convertible Notes Indenture) of the 2024 Convertible Notes was 16.3713 shares of Company Common Stock per $1,000 aggregate principal amount. Since the Capitalization Date through the date hereof, the Company has not issued any Company Securities (as defined below) other than, in each case, pursuant to the 2024 Convertible Notes, the Company Warrants, the vesting or settlement of Company RSUs and Company PSUs or the forfeiture or withholding of Taxes with respect to Company RSUs and Company PSUs.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and were not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights.

(b)  Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company to make any payments based on the price or value of any Company Securities or provide any funds to or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any liability to (x) any Subsidiary or Other Joint Venture Entity of the Company that is not wholly-owned by the Company or (y) any other Person.  Other than the Equity Plans, the 2024 Convertible Notes and the Company Warrants, there are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs and Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  No direct or indirect Subsidiary or Other Joint Venture Entity of the Company owns any Company Common Stock.  The Company does not have outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matter. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

SECTION 3.03.  Subsidiaries; Other Joint Venture Entities.

(a)  Each of the Subsidiaries of the Company and the 50-50 Joint Venture Entities are duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization except (other than with respect to the due organization and valid existence of each of the Company’s Subsidiaries and the 50-50 Joint Venture Entities) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries of the Company and the 50-50 Joint Venture Entities has all requisite corporate or similar power and corporate or similar authority necessary to (i)  carry on its business as it is now being conducted and (ii)  own, lease and use its assets and properties in the manner in which its assets and properties are currently owned, leased or used, except (other than with respect to the due organization and valid existence of each of the Company’s Subsidiaries and the 50-50 Joint Venture Entities) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Subsidiaries of the Company or the 50-50 Joint Venture Entities are in violation of their respective organizational or governing documents in any material respect.  The Company has provided the organizational or governing documents for each Subsidiary of the Company and each Other Joint Venture Entity and the Joint Venture Agreements for each non-wholly owned Subsidiary of the Company and each Other Joint Venture Entity.

(b)  Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Subsidiary of the Company, listing for each Subsidiary of the Company, its name, type of entity and the jurisdiction of its organization.  All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Encumbrance (other than Permitted Encumbrances) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. As of the date of this Agreement, there are no issued, reserved for issuance or outstanding: (i) securities of the Company or any of its Subsidiaries or the 50-50 Joint Venture Entities convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or a 50-50 Joint Venture Entity, as applicable, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries or a 50-50 Joint Venture Entity, or other obligations of the Company or any of its Subsidiaries or a 50-50 Joint Venture Entity to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or 50-50 Joint Venture Entity, as applicable or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or a 50-50 Joint Venture Entity (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)  Section 3.03(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each other corporation, partnership, limited liability company or other Person that is not a Subsidiary of the Company but in which the Company, directly or indirectly, holds an equity interest (each such Person, which for the avoidance of doubt, includes any 50-50 Joint Venture Entity, an “Other Joint Venture Entity” and each such interest, an “Other JV Interest”), and the (i) name, (ii) type of entity, (iii) the jurisdiction of its organization, (iv) to the Company’s Knowledge, the name of the other Persons owning interests in, or engaged in the business of, the Other Joint Venture Entity with the Company, (v) the number and percentage of the Other JV Interests held by the Company, directly or indirectly, and the Company or the applicable Subsidiary of the Company that holds such Other JV Interests, (vi)  the Other Joint Venture Entity’s authorized capital stock or other securities, the number and type of its issued and outstanding capital stock or other securities, (vii) to the Company’s Knowledge, the number and percentage of the capital stock or other securities held by each other Person owning securities in the Other Joint Venture Entity and (viii) whether the Other Joint Venture Entity is a 50-50 Joint Venture Entity. All Other JV Interests are owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) and free of any transfer restriction (other than (i) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws and (ii) as set forth in the applicable Joint Venture Agreement or organizational documents of an Other Joint Venture Entity).

SECTION 3.04.  Authority; Noncontravention.

(a)  The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b)  The Board of Directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (i) determining that it is in the best interests of the Company and the Company’s stockholders, and declared it advisable, that the Company enter into this Agreement and consummate the transactions contemplated hereby, (ii) approving, adopting and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) making the Company Board Recommendation and (iv) directing that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company entitled to vote for adoption, which resolutions, subject to

Section 5.02, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(c)  Assuming the representations and warranties set forth in Section 4.11 [Ownership of Equity of the Company] are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, are the only votes of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Merger.

(d)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, violate, contravene or conflict with any provision of the Company Charter Documents, (ii) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of any organizational or governing documents of any Subsidiary of the Company or of any 50-50 Joint Venture Entity or (iii) assuming that the consents, approvals, filings, licenses, Permits, authorizations, declarations, notifications and registrations referred to in Section 3.05 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or its Subsidiaries (or by which its or any of their respective properties or assets are bound), (y) violate, conflict with or constitute a default under (or any event which with notice or lapse of time or both would constitute a default), result in any breach of or any loss of benefit under, require any consent or approval under, or give to others any right or termination, vesting, amendment, acceleration or cancellation of, any of the terms or provisions of any Contract or Permit to which the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any 50-50 Joint Venture Entity is party (or by which any of their respective properties or assets are bound) or (z) result in the creation of any Encumbrances (other than a Permitted Encumbrance) on any properties or assets of the Company or its Subsidiaries, or, to the Knowledge of the Company, the 50-50 Joint Venture Entities, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  Governmental Approvals. Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws set forth on Section 3.05 of the Company Disclosure Letter, (v) compliance with the requirements of Title 49 of the United States Code (“U.S.C.”) or any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”, and collectively with the FAA, FCC, DOT and DHS, the “Aviation Regulators”, and such statutes, regulations, rules, orders, notices or policies referred to in this clause (v), collectively, the “Aviation Regulations”) that is set forth on Section 3.05(v) of the Company Disclosure Letter, and (vi) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority that is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.06.  Company SEC Documents; Undisclosed Liabilities.

(a)  The Company has timely filed or furnished (as applicable) with the SEC all reports, schedules, forms, statements and other documents (including exhibits) required to be filed or furnished by the Company with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act since January 1, 2019 (as the aforementioned materials have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”) together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002.  None of the Subsidiaries of the Company (nor, to the Knowledge of the Company, any 50-50 Joint Venture Entity) is required to make any filings with the SEC.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, or, with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. As of the date of this Agreement, there has been no material correspondence between the SEC and the Company since January 1, 2019 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date of this Agreement.

(b)  The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto and applicable accounting requirements, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of comprehensive income, cash flows and stockholders’ equity for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal and recurring year‑end adjustments).

(c)  Neither the Company nor any of its consolidated Subsidiaries has any liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except liabilities (i) specifically disclosed or reflected and adequately reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of March 31, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), including in connection with any Aircraft Finance Contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not be material, individually or in the aggregate.

(d)  The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (g) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and designed to (x) provide reasonable assurances regarding the reliability of financial reporting and to (y) ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  Since January 1, 2019, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably or actually be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud or allegation of fraud, whether or not material, that involves (or involved) management or other employees who have (or had) a significant role in the Company’s internal control over financial reporting.  The Company and its Subsidiaries are, and have been since January 1, 2019, in compliance in all material respects with the applicable provisions of the U.S. Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of NASDAQ. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2021, and such assessment concluded that such system was effective. Since January 1, 2019, none of the Company, its Subsidiaries or the Company’s auditors have identified to the Company’s Board of Directors or the Audit Committee of the Company’s Board of Directors any matter set forth in the preceding clause (i) or (ii).  None of the Company or its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company prohibited by Section 402 of the U.S. Sarbanes-Oxley Act of 2002.

(e)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” that would be required to be disclosed under Item 303(a) of Regulation S-K as promulgated by the SEC.  Except as have been described in the Filed SEC Documents, as of the date of this Agreement, there are no unconsolidated direct or indirect Subsidiaries of the Company.

(f)  Since January 1, 2019, there has been no material change in the Company and its Subsidiaries accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(g)  The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, MergerCo or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.07.  Absence of Certain Changes.

(a)  Since the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b)  Since the Balance Sheet Date through the date of this Agreement, there has not been any change, event, development, occurrence, state of facts, circumstances or effect that has had, or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(c)  Since the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (i) [issuances of stock], (ii) [repurchases of capital stock], (iii) [dividends], (iv) [adjustments to capitalization], (v) [adopting plans of liquidation], (vi) [incurring Indebtedness], (vii) [repayment of Indebtedness], (viii) [entering into swap or hedging transactions], (ix) [making loans], (x) [sales/dispositions], (xi) [transfers of Encumbrances], (xii) [grant of Encumbrances], (xiii) [default on indebtedness], (xv) [capital expenditures], (xiv) [acquisitions], (xvii) [accounting changes], (xix) (A) and (B) [changes to organizational documents of Company and its Subsidiaries], (xxiii) [adopting a poison pill], (xxvi) [new line of business], (xxvii) [aircraft maintenance], (xxx) [failure to hold operating certificate] of Section 5.01(b) (or Section 5.01(b)(xxxii) with respect to any of the foregoing).

SECTION 3.08.  Legal Proceedings.

(a)  Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against (i) the Company, its Subsidiaries or its or their respective assets or properties, (ii) against any officer, director or employee, in their capacities as such, or, to the Knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have an indemnification obligation or (iii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries that prohibits the Company or any of its Subsidiaries from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries.  There is no, and since January 1, 2019, there has been no, outstanding order, judgment, injunction, ruling, writ or decree (including a suspension or debarment) of any Governmental Authority (a “Judgment”) by or before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any of its or their respective assets are bound that would be material to the Company or its Subsidiaries, taken as a whole.

(b)  Since January 1, 2019 through the date of this Agreement, (i) the Company and its Subsidiaries have not received or been involved in or been subject to any written complaints, allegations, claims or Proceedings, or to the Knowledge of the Company, unwritten formal allegations or complaints, relating to alleged or actual sexual harassment by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and (ii) none of the Company or its Subsidiaries have entered into a settlement Contract with any employee of the Company or any other Person that involves allegations of sexual harassment by any employee of the Company or its Subsidiaries at or above the level of senior vice president.

SECTION 3.09.  Compliance with Laws; Permits.

(a)  The Company and its Subsidiaries are, and have been since January 1, 2019, in compliance with all Laws or Judgments, applicable to the Company and its Subsidiaries or their respective properties or assets, except as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(b)  The Company and its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals, authorizations, designations, waivers, exemptions, deviations and registrations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  Neither the Company, its Subsidiaries nor any of their respective directors, officers or employees acting in such capacity, nor to the Knowledge of the Company, any of its or their respective agents acting on its or their behalf, since January 1, 2019:

(i)  has used or is using any corporate funds for any illegal contributions, gifts, entertainment, or unlawful expenses relating to political activity, has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature, nor has violated any applicable Anti-Corruption Law;

(ii)  has been or is a Sanctioned Person nor has engaged in any transactions with or for the benefit of any Sanctioned Person or otherwise violated applicable Sanctions; nor

(iii)  has violated any applicable Ex-Im Laws.

(d)  Since January 1, 2019, the Company and its consolidated Subsidiaries have adhered to a system of internal controls and maintained accurate books and records as required by the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(e)  Since January 1, 2019 through the date of this Agreement, the Company and its Subsidiaries have not received any allegation, inquiry, notice or communication that alleges that the Company or its Subsidiaries, or any director, officer, employee, agent, representative, or other Person acting for or on behalf or at the direction thereof, may have violated any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, and the Company is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication.

(f)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company is not in default under or violation of, and, to the Knowledge of the Company, is not being investigated for or charged by any Governmental Authority with a violation of, any Law, Aviation Regulation or Permit, (ii) since January 1, 2019, the Company has timely filed all material submissions, reports, registrations, renewals and schedules that it was required to file with the Aviation Regulators, and in each case has paid all fees and assessments due and payable in connection therewith and (iii) no Aviation Regulator has taken any action or, to the Knowledge of the Company, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw or otherwise materially affect any Permit.

SECTION 3.10.  Tax Matters.

(a)  The Company and its Subsidiaries have properly prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns (including information provided therewith or with respect thereto) required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b)  All material Taxes owed by the Company and its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against (excluding any reserve for deferred Taxes) in accordance with GAAP.

(c)  The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(d)  Since January 1, 2020 through the date hereof, neither of the Company nor any of its Subsidiaries has any currently open, or received written notice of, any material pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes.

(e)  There are no material liens for Taxes upon the assets or properties of the Company or its Subsidiaries, except for statutory liens for current Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

(f)  Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law) or as a transferee or successor.

(h)  Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation under, any Tax sharing, allocation or indemnification Contract other than (i) Contracts solely among the Company or its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which is not Taxes.

(i)  Neither the Company nor any of its Subsidiaries has waived any material statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material assessment, collection, reassessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course) and no material request for any such waiver or extension is currently pending.

(j)  Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011 4(b)(2).

(k)  Neither the Company nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)  Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date a material amount of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, an open transaction disposition, the completed contract method of accounting, the long-term contract method of accounting, or Section 481 of the Code or comparable provisions of state, local or non-U.S. Tax Law.

(m)  Within the past three years, neither the Company nor any of its Subsidiaries has executed, entered into or is subject to any closing agreement under Section 7121 of the Code, IRS private letter ruling or advance pricing agreement or comparable agreement or ruling of any other taxing authority, nor is any such ruling or request for such ruling currently pending.

(n)  All wholly-owned Subsidiaries of the Company that are incorporated or otherwise organized in a jurisdiction other than the United States are properly classified as disregarded entities or grantor trusts for U.S. federal income tax purposes.

SECTION 3.11.  Employee Benefits.

(a)  Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent determination or opinion letter from the Internal Revenue Service, (iii) the most recent annual report on Form 5500 filed with the IRS (and attached schedules) and the most recent actuarial valuation or similar report, (iv) each current trust agreement, insurance or group annuity contract or other funding vehicle and (v) for the two most recent years, any material non-routine correspondence with the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation, the SEC and any other Governmental Authority regarding the operation and administration of any Company Plan.

(b)  Each Company Plan has been administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status.  There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Plan, or in accordance with applicable Law, have been timely made or properly accrued and (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plans.

(c)  Neither the Company nor any Commonly Controlled Entity has in the past six (6) years maintained, sponsored or contributed to or been obligated to maintain, sponsor or contribute to, or has any liability with respect to any (i) defined benefit pension plan (as defined in Section 3(35) of ERISA) or a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(d)  No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).

(e)  Except as set forth in this Agreement, the consummation of the Merger Transactions will not, either alone or in combination with another event, result in (i) any of the following with respect to any current or former director, officer or employee of the Company or its Subsidiaries:  (A) severance pay upon any termination of employment or service after the date of this Agreement, or any increase thereof; (B) any payment, compensation or benefit becoming due, or any increase thereof; (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit, or increase thereof; and (D) any funding (through a grantor trust or otherwise) of any compensation or benefit; (ii) any limitation or restriction on the right to amend, terminate or transfer the assets of any material Company Plan on or following the Effective Time; or (iii) the payment of any amount that could, individually or in combination with any other payment, be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  None of the Company or its Subsidiaries is a party to or has any obligation under any Company Plan or otherwise to gross-up or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.

(f)  All Company Plans maintained outside the jurisdiction of the United States that provide compensation or benefits in respect of any employee of the Company or its Subsidiaries that is primarily based outside the United States, (i) if intended to qualify for special Tax treatment or be registered, meet all requirements for such treatment and are registered; (ii) if intended to be funded or book-reserved, are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) have been maintained in good standing with applicable Governmental Authorities and in compliance with all applicable Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)  Section 3.11(g) of the Company Disclosure Letter sets forth a true and complete list of all Equity-Based Awards and Company Cash Awards (each, a “Company Equity Award”) outstanding as of the date of this Agreement, including with respect to each such award:  (i) the name of the holder thereof; (ii) the number of shares or the amount of cash subject to such award (assuming attainment of the maximum level of performance, in the case of performance-based awards); (iii) the grant or issuance date; and (iv) any applicable vesting schedule, including the amounts vested and unvested.  Each Company Equity Award may, by its terms, be treated at the Effective Time as set forth in Section 2.03.

SECTION 3.12.  Labor Matters.

(a)  Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and since January 1, 2019, there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries. Since January 1, 2019, none of the Company or its Subsidiaries have materially breached or otherwise materially failed to comply with the provisions of any Collective Bargaining Agreement by which it is bound. Since January 1, 2019, there have been no material union grievances or union representation questions involving employees of the Company or its Subsidiaries nor, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws and Judgments relating to labor, employment and employment practices, including all such Laws relating to discrimination, harassment, retaliation, equal opportunity, affirmative action, workers’ compensation, terms and conditions of employment, termination of employment, wages, overtime, classification and compensation of employees and consultants and independent contractors, social security and Tax matters in connection with employees and independent contractors, pay equity, hours, disability rights and benefits, employee leaves of absence, occupational safety and health, employee whistle-blowing, immigration, employee privacy, child labor, unfair labor practices, labor relations, profit sharing, employment hiring, paid sick time, background screens, drug testing, and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar federal, state or local mass layoff or plant closing Law).

(c)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Section 3.12(c) of the Company Disclosure Letter, there is no, and since January 1, 2019, there has been no, pending, or, to the Knowledge of the Company, threatened Action against the Company or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, officer, director or individual service provider of the Company or its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(d)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries are currently bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Except as set forth on Section 3.12(d) of the Company Disclosure Letter, none of the Company or its Subsidiaries or any of its or their executive officers have received since January 1, 2019 any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(e)  None of the Company or its Subsidiaries have advanced or loaned any sums to any employee or independent contractor, or promised to do so, the outstanding amount of which, in the aggregate, exceeds (or would exceed) $500,000 or individually, exceeds (or would exceed) $100,000.

(f)  Except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, all individuals who perform or have performed services for the Company or its Subsidiaries have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Law), and no such individual has been improperly included or excluded from any Company Plan.  None of the Company or its Subsidiaries have received notice of any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

SECTION 3.13.  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries are, and have been since January 1, 2019, in compliance with all Environmental Laws, and the Company has not received any written notice since January 1, 2019 (or prior to that time if the matter remains unresolved) alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, and (e) no Hazardous Substances have been Released on, at, under or from any property currently or, during the period of ownership, lease or operation by the Company or its Subsidiaries, formerly owned, leased or occupied by the Company or its Subsidiaries in a manner, quantity or concentration that would reasonably be expected to give rise to any Action against, or any obligation to conduct remediation by, the Company or its Subsidiaries under any Environmental Law.

SECTION 3.14.  Intellectual Property.

(a)  Section 3.14(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Registered Company Intellectual Property, and material owned common law trademarks.  The Company and its Subsidiaries own all of the Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).  All of the Registered Company Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable, and the Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Registered Company Intellectual Property in all material respects.

(b)  To the Knowledge of the Company, the Company or one of its Subsidiaries owns, is licensed or otherwise has the right to use all material Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof (the “Company Intellectual Property”); provided that nothing in this Section 3.14(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.14(g).

(c)  Section 3.14(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any material right or interest in any material Owned Company Intellectual Property, in each case, excluding (A) licenses to off-the-shelf software or other software widely available on generally standard terms and conditions; (B) non-exclusive licenses granted in the ordinary course of business; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries; and (E) proprietary agreements with employees or contractors on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries (collectively, the “IP Contracts”).

(d)  Except as would not, individually or in the aggregate, reasonably be material to the Company, the Company and its Subsidiaries have made commercially reasonable efforts to protect and maintain the confidentiality of Trade Secrets included in the Owned Company Intellectual Property.

(e)  Except as would not, individually or in the aggregate, reasonably be material to the Company, to the Knowledge of the Company, all employees, officers, consultants of the Company and its Subsidiaries who have developed within the scope of their employment or engagement any Owned Company Intellectual Property have assigned, or have entered into appropriate agreements assigning, all of their right, title and interest in any such Owned Company Intellectual Property to the Company or any of its Subsidiaries.

(f)  Except as would not, individually or in the aggregate, reasonably be material to the Company, no adverse third-party Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries (i) challenging the ownership, validity or use by the Company or its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the Company or its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(g)  Except as would not, individually or in the aggregate, reasonably be material to the Company currently and since January 1, 2019, (i) no Person is or has been infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property and (ii) neither the operation of the business of the Company or its Subsidiaries, nor the ownership or use of the Company Intellectual Property is or has violated, misappropriated or infringed the Intellectual Property of any other Person.

(h)  Except as would not, individually or in the aggregate, reasonably be material to the Company, to the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Open Source Software incorporated into any software included in the Owned Company Intellectual Property; and neither the Company nor any of its Subsidiaries is required to provide any source code of software included in the Owned Company Intellectual Property to any party pursuant to any of the licenses (including any version of GNU General Public License or the GNU Affero General Public License) for Open Source Software or as a result of using any of the Open Source Software (other than the Open Source Software itself), except for software that is removable or replaceable without material costs or material interruption of the Company and its Subsidiaries’ business (taken as a whole).

SECTION 3.15.  Data Privacy and Technology; Information Security.

(a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i)   the Company and its Subsidiaries are in compliance with all applicable Laws and with their own respective privacy policies (“Privacy Policies”) relating to data privacy and Personal Information, including with respect to the collection, storage, processing, disclosure, transfer and use of Personal Information and (ii)   since January 1, 2019, none of the Company or its Subsidiaries has received a complaint from any governmental body, agency, authority or entity or any other third party regarding its collection, storage, processing, disclosure, transfer or use of Personal Information that is pending or unresolved and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints.  Since January 1, 2019, the Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Information within the possession or control of the Company or any of its Subsidiaries and to protect any Personal Information under their possession or control from any use or access that would violate applicable law, the Privacy Policies or any contractual obligations applicable to the Company or its Subsidiaries.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any breaches, outages or unauthorized uses of or accesses to the Company IT Assets or any breaches or unauthorized uses of or accesses to Personal Information or Trade Secrets within the possession or control of the Company or its Subsidiaries.

(c)  Except as would not, individually or in the aggregate, reasonably be material to the Company, the Company IT Assets, the Company Products and all software material to the business of the Company and its Subsidiaries (i) operate and perform in all respects as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof, and (ii) have not malfunctioned or failed since January 1, 2019.  The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, designed to protect the Company Products, the Company IT Assets and all software material to the business of the Company and its Subsidiaries from unauthorized access and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, software, data or other materials (“Malicious Code”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company Products, Company IT Assets, and all software material to the business of the Company and its Subsidiaries are free from Malicious Code.

SECTION 3.16.  Property.

(a)  Neither of the Company nor any of its Subsidiaries owns any real property, nor is it a party to any Contract or otherwise has any obligation to acquire any real property.

(b)  Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property and the Company Lease with respect thereto.  The Company has made available to Parent a true, correct and complete copy of each Company Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Lease is in full force and effect, and the Company or one of its Subsidiaries has a good and valid leasehold, sub-leasehold or license interest (as lessee, sublessee or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than

Permitted Encumbrances), (ii) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property, and (iii) no Leased Real Property is subject to any lease, license, sublease or use and occupancy agreement pursuant to which the Company has granted any third party the right to use or occupy all or any portion of any Leased Real Property.

SECTION 3.17.  Contracts.

(a)  Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract.  For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Government Contract, Company Plan or any Collective Bargaining Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)  is filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)  is a joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly-owned by the Company or any of its wholly-owned Subsidiaries;

(iii)  (1) provides for indebtedness of the Company or any of its Subsidiaries (including indebtedness of the Company or any of its Subsidiaries that is secured by any aircraft, engines or related aircraft equipment) having an outstanding principal amount or committed principal amount in excess of $10,000,000 (other than indebtedness solely between or among any of the Company and its wholly-owned Subsidiaries), (2) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any obligation of a joint venture or partnership, other than with respect to any partnership that is wholly-owned by the Company or any of its wholly-owned Subsidiaries (including, without limitation, any guarantee of indebtedness or any “keep well” or other agreement to maintain any financial statement condition), (3) evidences any swap or hedging transaction or other derivative agreements, (4) under which the Company or any of its Subsidiaries, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly-owned Subsidiaries), in any such case which, individually, is in excess of $1,000,000, other than investments in the Company or any of its wholly-owned Subsidiaries, or (5) provides that the Company or its Subsidiaries shall create or grant an Encumbrance on the property or assets of the Company or its Subsidiaries;

(iv)  relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise), other than acquisitions or dispositions of real property which are the subject of Section 3.17(a)(vii), for aggregate consideration under such Contract in excess of $10,000,000 that was entered into after January 1, 2019, excluding, (A) acquisitions or dispositions in the ordinary course of business, (B) acquisitions or dispositions of assets that are no longer used or useful in the conduct of business of the Company or any of its Subsidiaries or (C) repurchases by the Company of Company Common Stock;

(v)  is an Aircraft Finance Contract;

(vi)  is a Company Lease that obligates the Company to make payments involving amounts in excess of $1,000,000 per annum;

(vii)  is for the purchase or sale of an interest in real property in excess of $1,000,000;

(viii)  obligates the Company to make any capital expenditure in an amount in excess of $2,000,000 in any calendar year;

(ix)  has a binding obligation to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $25,000,000 per annum (other than Contracts that may be terminated or canceled by the Company without incurring any material penalty);

(x)  is a Contract for maintenance or repair and overhaul that would be expected to result in the Company incurring costs in excess of $20,000,000 in the twelve (12)-month period following the date hereof;

(xi)  is a Contract not disclosed pursuant to the other subsections of this Section 3.17(a) and that by its terms is reasonably expected to result in (A) minimum payments to the Company under such Contract of more than $15,000,000 in the twelve (12)-month period following the date of this Agreement, (B) minimum payments from the Company under such Contract of more than $5,000,000 in the twelve (12)-month period following the date of this Agreement or (C) has five (5) years or more remaining in its term, provides for payments to or from the Company under such Contract following the date of this Agreement in excess of $5,000,000 annually or $30,000,000 in the aggregate and cannot be cancelled by the Company upon notice of ninety (90) days or less;

(xii)  is a Contract with a Significant Customer or Significant Vendor;

(xiii)  is a settlement agreement imposing material future limitations on the operation of Company or its Subsidiaries or that includes the admission of wrongdoing by the Company or its Subsidiaries or any of their respective officers or directors;

(xiv)  prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(xv)  any Company Associated Party Contract;

(xvi)  IP Contracts; or

(xvii)  contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in a material respect the Company or any of its Subsidiaries from competing in or conducting or transacting in any line of business, with any Person or in any geographical area, (C) grant a right of exclusivity, first refusal or similar rights or any similar term for the benefit of a third party, in the cases of clauses (A) and (C), other than (x) Contracts that are not material to the Company Group, taken as a whole, and can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 180 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty, and (y) license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use.

(b)  Except with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) to the Knowledge of the Company, the counterparty under such Material Contract is not in breach or default thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  As of the date hereof, the Company has made available to Parent true, correct and complete copies of the Material Contracts.

SECTION 3.18.  Government Contracts.

(a)  Section 3.18(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the Company’s material Government Contracts.  Each Government Contract listed in Section 3.18(a) of the Company Disclosure Letter is, as of the date of this Agreement, in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Company has made available to Parent true, correct and complete copies of the Government Contracts listed on Section 3.18(a) of the Company Disclosure Letter (including all material contract modifications) as of the date of this Agreement.  All task orders, purchase orders, and delivery orders awarded to the Company were done so in accordance with the contract and do not materially change any terms and conditions of those contracts.

(b)  With respect to each Government Submission to which the Company is a party, since January 1, 2019 and as of the date of this Agreement: (i) the Company has complied with all material terms and conditions of such Government Submissions; (ii) all representations and certifications executed or provided with respect to such Government Submissions were accurate and truthful in all material respects as of their effective date and the Company is not aware of any evidence that such representations and certifications are not still current, accurate, and complete in all material respects; (iii) the Company has complied with all such submissions in all material respects; (iv) to the Knowledge of the Company, the Company has not had access to confidential or non-public information, provided any services, prepared any materials or engaged in any other conduct, in each case, that would reasonably be expected to create an Organizational Conflict of Interest, as set forth in FAR 9.501; and (v) since January 1, 2019 through the date of this Agreement, the Company has not received any written (or, to the Knowledge of the Company, oral) notice of termination for breach, default or convenience, cure notice, show cause notice, stop work order or non-exercise of any option to extend a multi-year contract, and no such notice has been threatened in writing (or, to the Knowledge of the Company, orally).

(c)  As of the date of this Agreement, (i) there are no outstanding material claims, disputes, or requests for equitable adjustment against the Company arising under or relating to any Government Submission; (ii) there are no outstanding material claims, disputes or requests for equitable adjustment between the Company and any Governmental Authority that are subject to the Contract Disputes Act, 41 U.S.C. §§ 7101-7109; (iii) there are, to the Knowledge of the Company, no material disputes between the Company and any prime contractor, subcontractor or vendors arising under or relating to any such Government Submission; and (iv) no Government Contract is or has been the subject of any bid protest proceeding since January 1, 2019.

(d)  Since January 1, 2019 through the date of this Agreement, to the Knowledge of the Company, no material costs incurred by the Company have been formally disallowed, withheld (other than the hold-backs pursuant to contracts in the ordinary course of business) or setoff by a Governmental Authority or prime contractor or higher-tier subcontractor, and no Governmental Authority or any prime contractor or higher-tier subcontractor has, to the Knowledge of the Company, attempted to formally disallow, withhold, setoff or raised any basis for disallowance of material costs claimed by or amounts otherwise due or payable to the Company under any Government Contract.

(e)  Neither the Company nor any of its present officers, employees, nor, to the Knowledge of the Company, government subcontractors, agents or consultants are as of the date of this Agreement, or since January 1, 2019 have been, suspended or debarred from doing business with a Governmental Authority, proposed for suspension or debarment, or are (or during such period were) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

(f)  Since January 1, 2019 through the date of this Agreement, the Company has not received: (i) any written (nor, to the Knowledge of the Company, oral) notice of exclusion, ineligibility or disqualification from award of a contract since January 1, 2019, nor to the Knowledge of the Company, do any circumstances exist that would warrant the institution of debarment, suspension, or exclusion proceedings or any finding of non-responsibility, ineligibility or disqualification with respect to the Company in the future; or (ii) any material adverse past performance evaluations, reports, or ratings (including, but not limited to, any weaknesses or deficiencies noted in any Contractor Performance Assessment Reports (“CPARS”) or any ratings less than “Satisfactory” in any CPARS) by the U.S. government or, to the Knowledge of the Company, any facts that would reasonably be expected to result in any material adverse past performance evaluation, report, or rating by the U.S. government with regard to any Government Contract (but excluding any routine audit or inspection that the Company may receive in the ordinary course from the U.S. government).

SECTION 3.19.  Aircraft.

(a)  Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all aircraft operated under the operating certificate of any of the Airline Subsidiaries (the “Operated Aircraft”) and (ii) all aircraft owned or leased by the Company or any of its Subsidiaries and operated under the operating certificate of any Person other than the Company or any of its Subsidiaries (the “Leased Aircraft” and, together with the Operated Aircraft, the “Aircraft”), including, for each Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, registration number with the FAA or applicable non-U.S. aviation authority, the manufacture date or age, whether it is owned or leased, the identity of the owner or lessee, and whether the Aircraft is the subject of a security agreement or other financing arrangement and the identity of the financing party.

(b)  As of the date of this Agreement, (i) all Operated Aircraft and, to the Knowledge of the Company, all Leased Aircraft are properly registered on the aircraft registry of the FAA or applicable non-U.S. aviation authority, are in airworthy condition (except for any Aircraft undergoing maintenance or in storage), and have validly issued certificates of airworthiness from the FAA or applicable non-U.S. aviation authority that are in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith), (ii) an aircraft registration certificate has been issued by the FAA for each Operated Aircraft and (iii) each such aircraft registration certificate is current and valid.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, all Operated Aircraft are being maintained in all material respects according to applicable FAA regulatory standards and FAA-approved maintenance programs of the Airline Subsidiaries (except for any Operated Aircraft being harvested for parts that will not be returned to service).  The Airline Subsidiaries have implemented maintenance schedules with respect to their Operated Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Airline Subsidiaries; and the Airline Subsidiaries, as of the date of this Agreement, are in compliance with such maintenance schedules in all material respects (except with respect to Operated Aircraft in storage).

(d)  With respect to each Operated Aircraft owned by any of the Airline Subsidiaries (“Owned Aircraft”), the relevant Airline Subsidiary holds good and marketable title to such Owned Aircraft free and clear of any liens except for any Permitted Encumbrances and any Encumbrances under Aircraft Finance Contracts.

(e)  With respect to Leased Aircraft, (i) each lease identified in Section 3.19(a) of the Company Disclosure Letter is, subject to the Bankruptcy and Equity Exception, in full force and effect, except as would not be material to the Company Group, (ii) to the Knowledge of the Company, no breach or default under such lease has occurred or is continuing, except as would not be material to the Company Group and (iii) to the Knowledge of the Company, no event which with the giving of notice or passing of time or both, would constitute a breach or default under any such lease has occurred, except as would not be material to the Company Group.

SECTION 3.20.  U.S. Citizen; Air Carrier. Each of the Company and its Airline Subsidiaries is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and each of the Airline Subsidiaries is fully authorized and qualified to operate as an “air carrier” within the meaning of the Federal Aviation Act.  Except for the Airline Subsidiaries, none of the Company or its Subsidiaries are air carriers within the meaning of the Federal Aviation Act.

SECTION 3.21.  Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and its Subsidiaries, showing the type of coverage, insurer, effective dates and policy numbers, and with respect to any self-insurance or co-insurance arrangements, the reserves established thereunder (collectively, the “Insurance Policies”).  The Company has made available to Parent and Parent’s Representatives true, correct and complete copies of each Insurance Policy.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance with reputable and financial sound insurers, or are self-insured, in such amounts and providing adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all of the Insurance Policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies, (d) since January 1, 2019, the Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (e) none of the Company or its Subsidiaries are in breach of, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under the Insurance Policies and (f) to the Knowledge of the Company, no early termination of any Insurance Policy is or has been threatened.  Since January 1, 2019 through the date of this Agreement, (i) there is no claim by the Company or any of its Subsidiaries pending under any Insurance Policy in favor of the Company and its Subsidiaries that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business, and (ii) with respect to each material Proceeding that has been filed or investigation that has been initiated against the Company, no insurance carrier has disputed, questioned or issued a denial of coverage with respect to any such material Proceeding or investigation, or informed any of the Company of its intent to do so, except in each case would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.22.  No Rights Agreement; Anti-Takeover Provisions.

(a)  As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)  Assuming the accuracy of the representations and warranties set forth in Section 4.11 [Ownership of Equity of the Company], the Board of Directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, together with Section 203 of the DGCL, a “Takeover Law”) applies or will apply to the

Merger or the other Transactions.  To the Knowledge of the Company, no other Takeover Law, anti-takeover, business combination or control share acquisition or similar Law applies to the Merger or the other Transactions.

SECTION 3.23.  Opinion of Financial Advisor. Morgan Stanley & Co. LLC (“Morgan Stanley”) has delivered to the Board of Directors of the Company (the “Company Board”) its written opinion (or oral opinion to be confirmed in writing), dated as of the date thereof, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares) is fair from a financial point of view to such holders of shares of Company Common Stock.  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or MergerCo or their Affiliates.  A signed, true, correct and complete copy of Morgan Stanley’s opinion will be made available to Parent for informational purposes only (on a non-reliance basis) promptly following receipt by the Company Board (and, in any event, within two (2) Business Days of the date of Agreement).

SECTION 3.24.  Brokers and Other Advisors. Except for Morgan Stanley, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company.  All fees and expenses incurred by the Company or its Subsidiaries in connection with the Transactions regarding Morgan Stanley shall not exceed the amount set forth in or contemplated by Morgan Stanley’s engagement letter with the Company for the Merger Transactions.

SECTION 3.25.  Related Persons Transactions. Except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Company SEC Documents, there are no Contracts or transactions between the Company or its Subsidiaries, on the one hand, and any Associated Party thereof (but not including any wholly-owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K (each a, “Company Associated Party Contract”). To the Company’s Knowledge, any such Company Associated Party Contract, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company or its Subsidiaries as would have been obtainable by the Company or its Subsidiaries in a similar transaction with an unaffiliated third party. To the Company’s Knowledge, no Associated Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any vendor or other independent contractor of the Company or its Subsidiaries, or any Person which has a Contract with the Company or its Subsidiaries.

SECTION 3.26.  Vendors and Customers. Section 3.26 of the Company Disclosure Letter sets forth a true and complete list of the 20 largest vendors or service providers (other than financial institutions) of the Company and its Subsidiaries (based on the dollar value of expenditures by the Company Group for the fiscal year 2021) (“Significant Vendors”) and the 20 largest customers of the Company and its Subsidiaries (based on the dollar value of revenues to the Company from the fiscal year 2021) (“Significant Customers”), together with amounts paid by or to such Persons during such period. As of the date of this Agreement, none of the Significant

Vendors or Significant Customers has reduced in any material respect or otherwise discontinued, or, to the Knowledge of the Company, threatened in writing to materially reduce or discontinue, supplying goods or services to, or purchasing services from, the Company or its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Significant Vendors or Significant Customers has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.27.  Assets. The Company and its Subsidiaries have good and valid title to, or have a valid leasehold interest in, or a valid right under Contract to use, all of the material tangible personal property reflected in the latest balance sheet of the Company included in the Company SEC Documents prior to the date hereof as being owned by the Company or its Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and Aircraft), free and clear of all Encumbrances, other than Permitted Encumbrances. The tangible personal property (excluding Aircraft) owned by the Company and its Subsidiaries is in good operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.28.  Solvency. As of immediately prior to the Effective Time, but without giving effect to the Merger or any other repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letter in connection with and contingent upon the Closing, the Company will be Solvent.

SECTION 3.29.  2022 Convertible Notes Hedge Options. There are no 2022 Convertible Notes Hedge Options outstanding as of the date of this Agreement.

SECTION 3.30.  No Other Parent or MergerCo Representations or Warranties. In entering into this Agreement, the Company acknowledges that it has relied solely upon its own investigation, review and analysis of Parent and MergerCo and not on any factual representations or opinions of Parent or MergerCo or their respective Representatives (except the representations and warranties contained in Article IV). Except for the representations and warranties made by Parent and MergerCo in Article IV, none of Parent, Merger Co or any other Person on behalf of Parent or MergerCo makes any other express or implied representation or warranty with respect to Parent, MergerCo, their Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company acknowledges the foregoing.

ARTICLE IV

Representations and Warranties of Parent and MergerCo

Parent and MergerCo jointly and severally represent and warrant to the Company:

SECTION 4.01.  Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and

MergerCo is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware.  Each of Parent and MergerCo has all requisite corporate or limited liability company power and corporate or limited liability company authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company complete and correct copies of Parent’s and MergerCo’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement.

SECTION 4.02.  Authority; Noncontravention.

(a)  Each of Parent and MergerCo has all necessary corporate or limited liability company power and corporate or limited liability company authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger Transactions.  The Board of Directors of Parent, at a meeting duly called and held, has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn.  The Board of Directors of MergerCo has adopted resolutions (i) unanimously approving the execution, delivery and performance by MergerCo of this Agreement and the consummation by MergerCo of the Transactions, (ii) declaring that the Merger is advisable and (iii) directing that this Agreement be submitted for consideration at a meeting or by unanimous written consent of MergerCo’s stockholder, which resolutions have not been subsequently rescinded, modified or withdrawn.  No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and MergerCo of the Merger and the other Transactions.  Parent, as the sole stockholder of MergerCo, will approve this Agreement and the Transactions immediately following the execution and delivery of this Agreement.  Except as expressly set forth in this Section 4.02(a), or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no other corporate or limited liability company action on the part of Parent or MergerCo is necessary to authorize the execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation by Parent and MergerCo of the Transactions.  This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Assuming the accuracy of the representations and warranties set forth in Section 4.11 [Ownership of Equity of the Company], as a result of the approval by the Board of Directors of the Company referred to in Section 3.04(b), no takeover Laws apply or will apply to Parent or MergerCo pursuant to this Agreement or the Transactions.

(b)  Neither the execution and delivery of this Agreement by Parent and MergerCo, nor the consummation by Parent or MergerCo of the Transactions, nor performance or compliance by Parent or MergerCo with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or MergerCo or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in

Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, MergerCo or any of their respective Subsidiaries or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, MergerCo or any of their respective Subsidiaries are a party or accelerate Parent’s, MergerCo’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03.  Governmental Approvals.

(a)  Except for (i) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (ii) compliance with the rules and regulations of the NASDAQ, (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (v) compliance with the requirements of Title 49 of the U.S.C. and the Aviation Regulations set forth on Section 3.05(v) of the Company Disclosure Schedule and (vi) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Parent and MergerCo of its obligations hereunder and the Parent and MergerCo by the Parent and MergerCo of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)  The consummation of the Transactions contemplated by this Agreement will not result in two or more air carriers having international route authorities being under common control or a de facto certificate transfer in violation of 49 U.S.C. § 41105, and Parent will not take any action prior to the Effective Time that would cause the consummation of the Transactions to result in two or more air carriers having international route authorities being under common control or a de facto certificate transfer in violation of 49 U.S.C. § 41105.

SECTION 4.04.  Ownership and Operations of MergerCo. Parent owns beneficially and of record all of the outstanding shares of MergerCo, free and clear of all Encumbrances. MergerCo was formed solely for the purpose of engaging in the Merger Transactions, has no liabilities or obligations of any nature other than those incident to its formation or pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions or those incident to their formation.

SECTION 4.05.  Financing.

(a)  Parent has delivered to the Company true, complete and correct copies of (i) the Debt Commitment Letter and (ii) the Equity Commitment Letters.

(b)  Parent has also delivered to the Company true, complete and correct copies of any fee letter associated with the Commitment Letters, subject, in the case of each such fee letter, to redaction solely of pricing and other economic terms, fee amounts and the “market flex”

provisions that are customarily redacted in transactions of this type, none of which redactions covers terms that could (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (ii) impose any new condition or contingency or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or (iii) adversely affect the ability of Parent or MergerCo to enforce its rights against the other parties to the Debt Commitment Letter.

(c)  As of the date of this Agreement, (i) none of the Commitment Letters in the form delivered to the Company have been amended, supplemented or modified, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement or to give effect to any “market flex” provisions in the fee letters referred to in clause (b) above), and (iii) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated.  As of the date of this Agreement, except for the fee letters referred to in clause (b) above and customary engagement letters and fee credit letters with respect to the Debt Financing (none of which (x) reduces the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (y) imposes any new condition or contingency or otherwise adversely amends, modifies or expands any conditions precedent to the Debt Financing or (z) adversely affects the ability of Parent or MergerCo to enforce its rights against the other parties to the Debt Commitment Letter), there are no side letters or Contracts to which Parent or MergerCo is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof that could (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (ii) impose any new condition or contingency or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or (iii) adversely affect the ability of Parent or MergerCo to enforce its rights against the other parties to the Debt Commitment Letter.

(d)  As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter, and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid pursuant to the terms relating to the Debt Commitment Letter as and when they become due and payable prior to the Closing Date.

(e)  As of the date of this Agreement, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and MergerCo, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception.  As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing required to satisfy the Financing Uses (after taking into consideration the amount of the available cash of the Company and its Subsidiaries) (including pursuant to any “market flex” provisions in any fee letters), other than as expressly set forth in the Commitment Letters.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or MergerCo or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent or MergerCo under any of the Commitment Letters or (iii) assuming the satisfaction of the conditions to the funding or investing of the Financing on the Closing Date, otherwise result in any portion of the Financing required to satisfy the Financing Uses (after taking into consideration the amount of the available cash of the Company and its Subsidiaries) being unavailable on the Closing Date.

(f)  As of the date of this Agreement, assuming the satisfaction or waiver of conditions to Parent’s and MergerCo’s obligations to consummate the Merger, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters applicable to Parent or MergerCo, as applicable, will not be satisfied or that the full amount of the Financing required to satisfy the Financing Uses (after taking into consideration the available cash of the Company and its Subsidiaries) will not be made available to Parent in full on the Closing Date.  Assuming the Financing is funded and/or invested in accordance with the Commitment Letters, as applicable, (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and any related fee letter), Parent and MergerCo will have on the Closing Date funds sufficient (after taking into consideration the available cash of the Company and its Subsidiaries) to (i) pay the aggregate Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and MergerCo in connection with the Merger and the Financing, (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid and (iv) satisfy all of the other payment obligations required to be paid at Closing by Parent and MergerCo hereunder in connection with the Transactions (clauses (i) through (iv), the “Financing Uses”).

(g)  The obligations of Parent and MergerCo to consummate the Transactions on the terms contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Financing or any Alternative Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Financing or any Alternative Financing).

SECTION 4.06.  Solvency. Neither Parent nor MergerCo is entering into this Agreement (and none of the Guarantors are entering into their respective Limited Guarantees) with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Assuming (a) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties of the Company set forth in Article III and (c) the solvency of the Company and its Subsidiaries immediately prior to giving effect to the Transactions, including the payment of the aggregate Merger Consideration and the other amounts required to be paid in pursuant to Article II (including all amounts payable in respect of Equity-Based Awards, Company Warrants and 2024 Convertible Notes under this Agreement) and the funding of the Financing pursuant to the Commitment Letters, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the applicable Transactions.  For the purposes of this

Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date of determination.

Other than this Agreement, the Commitment Letters, the Limited Guarantees and the Confidentiality Agreement, there are no Contracts or other arrangements or commitments to enter into Contracts or other arrangements between Parent, MergerCo, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any material way to the Company or its Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over).

SECTION 4.07.  U.S. Citizen; Air Carrier. Each of Parent and MergerCo is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and neither Parent nor MergerCo is an “air carrier” within the meaning of the Federal Aviation Act.

SECTION 4.08.  Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, MergerCo or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.09.  Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or MergerCo for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and MergerCo make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

SECTION 4.10.  Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this

Agreement, there is no (a) pending or, to the Knowledge of Parent and MergerCo, threatened Action against Parent or MergerCo, or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent or MergerCo, or any of their respective Affiliates, in each case, by or before any Governmental Authority.

SECTION 4.11.  Ownership of Equity of the Company. Neither Parent nor MergerCo nor any of their Affiliates, as of the date of the Agreement, own any shares of Company Common Stock or are or have been during the past three years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.

SECTION 4.12.  No Other Company Representations or Warranties. Parent and MergerCo each acknowledge that it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Except for the representations and warranties made by the Company in Article III (or in any certificate or other agreement provided pursuant to this Agreement or in any of the Ancillary Documents) or in the case of fraud or willful breach, Parent and MergerCo (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or is making, and each of Parent, MergerCo and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company nor any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, MergerCo or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, MergerCo or any of their Affiliates or respective Representatives, Parent and MergerCo hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, MergerCo and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

SECTION 4.13.  Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and MergerCo and their respective Affiliates and Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, MergerCo and their respective Affiliates and Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations.  Parent and MergerCo hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and

MergerCo are familiar, that Parent and MergerCo (each for itself and on behalf of its Affiliates and Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent, MergerCo, their respective Affiliates and Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III (or in any certificate or other agreement provided pursuant to this Agreement or in any of the Ancillary Documents), any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01.  Conduct of Business.

(a)  Except (x) as required by applicable Law, Judgment or a Governmental Authority, (y) as expressly contemplated or required by this Agreement or (z) as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to act and carry on the business of the Company Group in the ordinary course and (ii) use commercially reasonable efforts to (A) preserve the Company Group’s current business organizations intact and preserve in all material respects its present and future relationships with customers, suppliers, joint venture partners, lenders, Governmental Authorities and other Persons with which the Company Group has business relations or regulator relations, in each case, consistent with past practice, (B) keep available the services of its directors, officers and key employees, (C) maintain the assets and properties of the Company Group in good working order and condition, ordinary wear and tear excepted and (D) maintain in effect all of its material Permits.

(b)  Except as (x) required by applicable Law, Judgment or a Governmental Authority, (y) as expressly contemplated or required by this Agreement or (z) as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing, (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause its Subsidiaries not to, and (solely in the case of clauses (i), (ii), (iii), (iv), (v) and (xxxii) with respect to the foregoing) shall not permit any of the 50-50 Joint Venture Entities to:

(i)  issue, sell, grant, transfer, dispose of, pledge or encumber, or authorize the issuance, sale, grant, transfer, disposition, pledge or encumbrance of, any shares of the capital stock of any member of the Company Group or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests) of any member of the Company Group and with respect to any Other JV Interests, sell, transfer, dispose of, pledge or encumber such Other JV Interests; provided that (x) the Company may issue shares of Company Common Stock (A) upon the exercise of Company RSUs or Company PSUs that are outstanding on the date of this Agreement in accordance with, and subject to the terms of, their terms in effect on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 5.01(b)), (B) as required by any Company Plans in effect on the date of this Agreement, (C) pursuant to grants to new hires, or in connection with any promotion or retention, in the ordinary course of business consistent with past practice, (D) in connection with conversion of 2024 Convertible Notes pursuant to the 2024 Convertible Notes Indenture (including in accordance with Section 5.15) or (E) in connection with the issuance of Company Common Stock upon the exercise of the Company Warrants, (y) the Company or its Subsidiaries may sell, transfer, dispose of, pledge or encumber the Other JV Interests in the event, and solely to the extent, such action is expressly required by the Joint Venture Agreement or organizational document of the applicable Other Joint Venture Entity and (z) a wholly-owned Subsidiary the Company may issue or transfer such Subsidiary’s capital stock to the Company or another wholly-owned Subsidiary of the Company;

(ii)  redeem, purchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any shares of the capital stock or other equity or voting interests of a member of the Company Group, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests of a member of the Company Group) (other than pursuant to (A) the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards or (B) the settlement of the Convertible Notes Hedge Options);

(iii)  other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any shares of its capital stock or other equity or voting interests;

(iv)  split, reverse split, combine, consolidate, subdivide, reclassify, adjust or recapitalize any shares of its capital stock or other equity or voting interests, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting securities, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(v)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except for the liquidation or dissolution of any dormant Subsidiary;

(vi)  incur, create, assume, issue, sell, syndicate or refinance any Indebtedness or guarantee, endorse or otherwise become liable for (whether directly, contingently or otherwise) the Indebtedness of any Person, except for (A) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries in the ordinary course of business, (B) borrowings under the Credit Facility in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $1,000,000, (C) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness or revolving facility or line of credit existing on the date of this Agreement (including the Credit Facility) or permitted to be incurred, assumed or otherwise entered into hereunder, in each case, as set forth in Section 5.01(b)(vi)(C) of the Company Disclosure Letter, (D) Indebtedness incurred for, or pre-delivery deposits with respect to, (i) the financing, purchase or lease of aircraft or aircraft parts or equipment (including engines), in each case, as set forth in Section 5.01(vi)(D) of the Company Disclosure Letter, or (ii) the purchase or lease of aircraft or aircraft parts or equipment (including engines) in accordance with Section 5.01(b)(xiv) and Section 5.01(b)(xv) and (E) additional Indebtedness (other than Indebtedness for borrowed money or Indebtedness of the type contemplated by clause (D) of this Section 5.01(b)(vi)) incurred in the ordinary course of business consistent with past practice after the date of this Agreement in an aggregate principal amount outstanding at any time not to exceed $10,000,000; provided that, any Indebtedness incurred pursuant to clause (C), (D) or (E) of this Section 5.01(b)(vi) (including any Contract entered into in connection therewith) shall not (1) include any change of control or similar provision that would result in a default, event of default or mandatory prepayment event or would give rights (including termination rights) to the other party or parties thereto in connection with the consummation of the transactions contemplated by this Agreement or any future change of control, (2) include any restriction on (x) the merger or consolidation of the Company into or with any other Person or (y) the sale, lease or transfer of all or substantially all of the assets or property of the Company to another Person, other than customary requirements with respect to the assumption of liability by the successor entity, (3) include any restriction on (x) the incurrence, issuance, assumption or guarantee of any Indebtedness by (i) the Company or the Airline Subsidiaries or (ii) any other Subsidiary of the Company other than, in the case of this clause (ii), an aircraft-owning special purpose entity (which may not be the Company or the Airline Subsidiaries), or (y) the granting, creation or assumption of any Encumbrance on the assets or property of (i) the Company or the Airline Subsidiaries or (ii) any other Subsidiary other than, in the case of Indebtedness of the type contemplated by clause (D) of this Section 5.01(b)(vi), a restriction on any Encumbrances over Specified Collateral that secures such Indebtedness (which restriction shall not apply to any assets or property securing any other Indebtedness of the Company or its Subsidiaries), (4) be secured by any assets other than, in the case of Indebtedness of the type contemplated by clause (D) of this Section 5.01(b)(vi), the relevant aircraft or aircraft parts or equipment (including engines), in each case that is purchased or leased with the proceeds of such Indebtedness, or any related assets or lease, or the equity in aircraft-owning special purpose entities (which may not be the Company or the Airline Subsidiaries) (provided that (i) no such Indebtedness shall contain cross-collateralization provisions to any other indebtedness and (ii) no such security shall be provided by the Company or any Airline Subsidiary) (any such assets, the “Specified Collateral”), (5) include any guarantors other than the Company (which guarantee by the Company shall be provided on an unsecured basis) or (6) include any restriction on the payment, directly or indirectly, of any dividend or distribution by the Company to any present or future holders of Company Common Stock, Company preferred stock or any other equity interest in the Company;

(vii)  (x) repay, prepay, purchase, redeem, retire, cancel or otherwise terminate or (y) accelerate payment with respect to or under (A) any Indebtedness of the Company or its Subsidiaries (other than, in the case of the foregoing clause (x), Subject Indebtedness or Indebtedness scheduled to mature on or prior to the Closing Date), (B) any leases relating to the Leased Aircraft or (C) any amounts owing as deferred purchase price for property, assets, businesses, securities or services, including all seller notes and “earn‑out” payments prior to the time when the Company or its Subsidiaries is required to pay such amounts in accordance with the terms of such Indebtedness, aircraft leases or purchase agreements, as applicable;

(viii)  enter into any swap or hedging transaction or other derivative agreements, except for any such transaction or agreement, or renewal, extension or refinancing thereof, entered into in the ordinary course of business consistent with past practice;

(ix)  forgive any loans or make any loans, capital contributions or advances to any Person other than (A) to the Company or any wholly-owned Subsidiary of the Company or (B) capital contributions required by the Joint Venture Agreement or other organizational documents of an Other Joint Venture Entity, as applicable or (C) extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business;

(x)  sell, lease, license, transfer to any Person, or pledge abandon or otherwise dispose of, in a single transaction or series of related transactions, (1) any aircraft or engines or (2) any of the material properties, assets, businesses or rights of the Company Group (excluding Owned Company Intellectual Property), except (A) transfers, sales or leases among the Company and its wholly-owned Subsidiaries, (B) dispositions of obsolete or surplus assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries, leases or subleases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant, in each case existing as of the date hereof, and voluntary terminations or surrenders of such leases or subleases in the ordinary course of business, (D) sales or leases in the ordinary course of business, including sales or leases of aircraft or aircraft parts or equipment in the ordinary course of business, (E) sales or leases of properties or assets for consideration not to exceed $10,000,000 individually or $50,000,000 in the aggregate and (F) pledges in connection with the Encumbrances permitted under Section 5.01(b)(xii);

(xi)  transfer, sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance), cancel, abandon or allow to lapse or expire any material Owned Company Intellectual Property, except, in each case, in the ordinary course of business;

(xii)  grant any Encumbrance (other than a Permitted Encumbrance) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(vi)(C) or (D) (subject to the restrictions set forth in Section 5.01(b)(vi)) or (B) to the Company or to a wholly-owned Subsidiary of the Company;

(xiii)  take, or fail to take, any action that would result in any (i) default, which after notice, the passage of time or both would result in an event of default or (ii) event of default, in each case, (x) under any indebtedness of the Company and its Subsidiaries with a principal amount in excess of $1,000,000 and (y) as the terms “default” and “event of default” are defined in the definitive documentation for such indebtedness (including any similar or analogous terms);

(xiv)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in, directly or indirectly, the capital stock or a material portion of the assets of any other Person or business, or division thereof, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $50,000,000 (other than acquisition or leases of aircraft or aircraft parts or equipment in the ordinary course of business and in accordance with clauses (B) or (C) of Section 5.01(b)(xv), including through acquisitions of aircraft-owning special purpose entities);

(xv)  make or incur any capital expenditures or other expenditures with respect to flight equipment other than (A) as permitted by Section 5.01(b)(xiv), (B) in connection with the aircraft or engines set forth on Section 5.01(b)(xv) of the Company Disclosure Letter or (C) capital expenditures other than for the acquisition of aircraft or engines (“Maintenance Capex”) (1) in fiscal year 2022 not to exceed 10% in the aggregate of the Maintenance Capex amount set forth in the Company’s plan for capital expenditures previously made available to Parent (“Capex Plan”) or (2) in any fiscal quarter of 2023 not to exceed 10% in the aggregate of the Maintenance Capex amount for such applicable fiscal quarter set forth in the Capex Plan;

(xvi)  except as required pursuant to the terms of any Company Plan or Collective Bargaining Agreement in effect on the date of this Agreement, (1) grant to any director, employee or independent contractor of the Company and its Subsidiaries any increase in compensation or benefits that is material to such individual, (2) grant to any director, employee or independent contractor of the Company and its Subsidiaries any increase in severance, retention, change in control or termination pay, compensation or benefits, (3) establish, adopt, enter into, materially amend, terminate or increase the coverage or benefits available under any material Collective Bargaining Agreement or material Company Plan (or other compensation or benefit agreement, plan, program, policy or arrangement that would be a material Company Plan if in effect on the date of this Agreement), (4) enter into any employment, severance, consulting or similar agreement to which the Company and its Subsidiaries is a party (other than such agreements with employees outside of the United States containing standard terms for the applicable jurisdiction), (5) grant any equity, equity-based or long-term cash-based awards of the Company and its Subsidiaries to any director, employee or independent contractor of the Company and its Subsidiaries, (6) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan or equity award, (7) hire, offer to hire or promote any employee or independent contractor at the level set forth on Section 5.01(b)(xvi) of the Company Disclosure Letter (other than any hiring or promotion to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (8) terminate the employment or service of any employee or other service provider of the Company and its Subsidiaries at the level set forth on Section 5.01(b)(xvi) of the Company

Disclosure Letter (other than for “cause” (as reasonably determined in good faith by the Company or its applicable Subsidiary) or due to death or disability), (9) institute any general layoff of employees or implement any early retirement plan or announce the planning of any such action or (10) recognize or certify any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries as the bargaining representative for any employees of the Company and its Subsidiaries;

(xvii)  make any material changes in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof), a Governmental Authority or the Financial Accounting Standards Board (or any similar organization);

(xviii)  (a) make, change or revoke any Tax election, adopt or change any Tax accounting method or change any Tax accounting period, (b) file any Tax Returns in a manner inconsistent with past practice, except as otherwise required by a change in applicable Law, (c) settle or compromise any suit, claim, action, investigation, proceeding or audit with respect to Taxes or (d) file any amended Tax Return; except in each case to the extent not material to the Company and its Subsidiaries as a whole;

(xix)  amend or otherwise change (whether by merger, consolidation or otherwise) the (A) Company Charter Documents, (B) the comparable organizational documents of any Subsidiary of the Company or Other Joint Venture Entity, (C) the Amazon Documents (except to reflect the vesting of the Amazon Warrants) or (D) the Treasury Warrant Agreement;

(xx)  subject to the other restrictions set forth in Section 5.01, other than (A) a renewal of a Contract (including any Company Lease) on substantially similar terms for the Company or its Subsidiaries, or (B) the entry into, extension, amendment or renewal of a Contract (x) that is a Material Contract solely by reason of Section 3.17(a)(viii) [Capital Expenditures] in the ordinary course of business (but without limiting, and subject to in all respect to, Section 5.01(b)(xv)) or (y) that is a Material Contract solely by reason of Section 3.17(a)(iii) [Indebtedness], Section 3.17(a)(ix) [Purchases of Aircraft] or Section 3.17(a)(x) [Maintenance or repair Contracts], in each case in this clause (y) in the ordinary course of business, enter into, extend or renew, or otherwise modify, amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under, any Material Contract (or in each case, any Contract that, if entered into prior to the date of Agreement, would be a Material Contract);

(xxi)  grant any material refunds, credits, rebates or allowances to customers other than refunds, credits, rebates or allowances granted in the ordinary course of the business consistent with past practice;

(xxii)  engage in any transaction with, or enter into any Company Associated Party Contract, other than this Agreement and the Merger Transactions;

(xxiii)  adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(xxiv)  subject to Section 5.08, settle, release, waive or compromise any pending or threatened Action against the Company or any of its Subsidiaries, if such settlement, release, waiver or compromise would require a payment by the Company or its Subsidiaries in excess of $100,000 in any individual case or series of related cases or $250,000 in the aggregate, other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant, or (B) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements); provided that any such settlement, release, waiver or compromise does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing or the admission of wrongdoing by the Company or any of its Subsidiaries or any of their respective officers or directors; and provided, further, that no settlement of any pending or threatened Action may involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole;

(xxv)  take any action that would reasonably be expected to result in an adjustment to the Conversion Rate (as defined in the 2024 Convertible Notes Indenture) applicable to the 2024 Convertible Notes; provided that this Section 5.01(b)(xxv) shall not apply to any adjustment to the Conversion Rate solely as a result of the Merger Transactions in accordance with the terms of the 2024 Convertible Notes Indenture;

(xxvi)  enter into any new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable extension of any line of business existing as of the date of this Agreement) or terminate any line of business existing as of the date of this Agreement;

(xxvii)  fail to continue, in respect of all Aircraft, all maintenance programs consistent with past practice (either with current service providers or other reputable service providers), including using commercially reasonable efforts to keep all such Aircraft in such condition as may be necessary to enable the Company and the Airline Subsidiaries to operate in the ordinary course of business as of the date of this Agreement;

(xxviii)  cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

(xxix)  take any action that would cause the Company or any Airline Subsidiary to fail to be, or fail to be owned and controlled by, a “Citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT;

(xxx)  take any action that would cause any Airline Subsidiary to fail to be an “air carrier” as defined in 49 U.S.C. §40102(a)(2), or fail to hold an operating certificate issued pursuant to 49 U.S.C. §41101-41102 of the Federal Aviation Act and as interpreted by DOT;

(xxxi)  take any action that would (A) cause any direct or indirect Subsidiary of the Company that is consolidated (for financial reporting purposes) as of the date of this Agreement to become an unconsolidated Subsidiary, or to otherwise create any direct or indirect unconsolidated Subsidiary of the Company or (B) cause any direct or indirect Subsidiary of the Company that is unconsolidated (for financial reporting purposes) as of the date of this Agreement to become a consolidated Subsidiary of the Company; or

(xxxii)  commit or agree, in writing or otherwise, to take any of the foregoing actions or adopt any resolutions in support of any of the foregoing actions.

(c)  Notwithstanding anything to the contrary set forth in this Section 5.01, the Company and its Subsidiaries may take such actions as the Company deems in good faith to be necessary in connection with COVID-19 or COVID-19 Measures; provided that, to the extent reasonably practicable, the Company shall consult with Parent prior to taking any such action.

(d)  Nothing contained in this Agreement is intended to give Parent or MergerCo, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02.  Solicitation; Change in Recommendation.

(a)  The Company shall and shall cause each of its Subsidiaries to, and shall instruct and use its reasonable best efforts to cause its Representatives retained by it and acting on its behalf to, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, not, directly or indirectly, or announce any public intention to (A) initiate, solicit, cause or knowingly encourage (including by way of furnishing non-public information) or otherwise knowingly assist the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue, facilitate or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02) a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, or furnish to any other Person any information or afford any Person with access to the business, employees, officers, Contracts, properties, assets or books and records of the Company and its Subsidiaries, in each case in connection with, or for the purpose of, encouraging, facilitating or assisting a Takeover Proposal, or where such Person has made or indicated an intention to make, a Takeover Proposal, (C) approve, endorse or recommend a Takeover Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or any agreement requiring the Company to abandon, terminate or fail to consummate the Merger Transactions, or (E) resolve, endorse, recommend, agree or propose to do any of the foregoing. Notwithstanding the foregoing, nothing in this Section 5.02 or this Agreement shall restrict the Company from disclosing any information to the extent required under that certain Amended and Restated Stockholders Agreement, dated as of March 27, 2019, by and between the Company and Amazon.com, Inc.

(b)  Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to, or substantially concurrently with the time it is provided to such Person, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources.  It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.02(b), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.02(b) to take or engage in any such actions, shall not constitute an Adverse Recommendation Change.

(c)  Following the date of this Agreement and prior to the Company Stockholder Approval, the Company shall promptly notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receive a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal, and the Company shall, upon the request of Parent, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto).  For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d)  None of the Board of Directors of the Company or any duly authorized committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, or otherwise make any statement or proposal inconsistent with the Company Board Recommendation,  (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover

Proposal (it being understood that the Board of Directors of the Company or any duly authorized committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act and (z) disclose that the Board of Directors of the Company or any duly authorized committee thereof has determined that a Takeover Proposal constitutes a Superior Proposal, that the Board of Directors of the Company or any duly authorized committee thereof intends (subject to compliance with the terms of this Agreement) to make an Adverse Recommendation Change or that the Company intends to terminate this Agreement to enter into a Company Acquisition Agreement and in each case any material facts and circumstances relating thereto), (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Takeover Proposal, (E) within five (5) Business Days following a written request by Parent following the date any Takeover Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company, fail to issue a press release that reaffirms the Company Board Recommendation; provided that Parent may not make any such request on more than one (1) occasion in respect of any Takeover Proposal or any material modification of a Takeover Proposal or (F) publicly propose or agree to any of the foregoing (any action described in this clause (i), other than the actions in the foregoing subclauses (C)(x) through (z), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel and compliance with this Section 5.02(d) and Section 5.02(e), that (x) in the case of clause (I) where the Adverse Recommendation Change is not made in response to a Takeover Proposal, an Intervening Event has occurred and the Board of Directors of the Company determines in good faith that its failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law and (y) in the case of (A) clause (I), such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal and its failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(e)  The Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, make an Adverse Recommendation Change (i) pursuant to clause (I) of Section 5.02(d), unless (A) the Company has given Parent at least four (4) calendar days’ prior written notice (the “Event Notice Period”) of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change), and which notice shall specify the basis on which the Company’s Board of Directors intends to effect an

Adverse Recommendation Change, the details of the Intervening Event, (B) the Company has negotiated with, and has caused its Representatives to negotiate with, Parent in good faith during the Event Notice Period, to the extent Parent wishes to negotiate, in order to enable Parent to revise the terms of this Agreement so that the failure to make such an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law and (C) following the Company’s and its Representatives’ negotiation in good faith with Parent during the Event Notice Period and after considering the results of such negotiations and giving effect to any proposals, amendment or modifications made or agreed to by Parent, if any, the Board of Directors of the Company (after consultation with its financial advisors and outside legal counsel) shall have determined in good faith that the failure to make such an Adverse Recommendation Change would no longer be inconsistent with the director’s exercise of their fiduciary duties to the Company’s stockholders under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Event Notice Period shall be deemed to be two (2) Business Days rather than four (4) Business Days); or (ii) pursuant to clause (II) of Section 5.02(d), unless (A) the Company has given Parent at least four (4) calendar days’ prior written notice (the “Superior Proposal Notice Period”) of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall specify the basis on which the Company’s Board of Directors intends to effect an Adverse Recommendation Change, the identity of the party making such Superior Proposal and the material terms and conditions thereof), and the Company shall have contemporaneously provided a copy of the relevant proposed definitive transaction agreements with the Person making such Superior Proposal, (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Superior Proposal Notice Period, to the extent Parent wishes to negotiate, in order to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (C) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood and agreed that any change to the financial or other material terms of a Takeover Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Superior Proposal Notice Period shall be deemed to be two (2) Business Days rather than four (4) Business Days); and provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the applicable Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as the Company has timely requested, and Parent has provided the Company with, wire instructions for such payment.

(f)  Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange

Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company or any duly authorized committee thereof to make such disclosure would reasonably be expected to be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law.

(g)  Notwithstanding any Adverse Recommendation Change, unless this Agreement shall have been validly terminated in accordance with Article VII, (x) this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) neither the Board of Directors of the Company nor any duly authorized committee thereof shall submit to the stockholders of the Company any Takeover Proposal, or, except as permitted herein, propose to do so.

(h)  As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement (i) need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, (ii) shall not prohibit the Company from complying with this Section 5.02 or contain terms that would restrict in any manner the Company’s ability to consummate the Merger Transactions and (iii) shall not include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent such standstill provisions would prohibit such Person from making, negotiating or effecting a Takeover Proposal.

(i)  As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or license of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or to which 20% or more of the consolidated revenues or earnings of the Company are attributable, including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition or issuance of securities (whether by merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving an acquisition of the Company) representing 20% or more of the voting power of any class of equity or voting securities of the Company (including the Company Common Stock), (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Merger Transactions; provided, however, that this Agreement and the Merger Transactions shall not be deemed a Takeover Proposal.

(j)  As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that was not solicited in breach of Section 5.02(a) or Section 5.02(e) that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and after taking into account the certainty and timing of closing and all legal, regulatory, financial, financing and other aspects of such proposal, including the person making such proposal or offer, financing terms, the absence of financing or due diligence conditions, and any other factors as the Board of Directors of the Company considers to be relevant in good faith, (i) would be more favorable to the Company’s stockholders than the Merger Transactions from a financial point of view (including any changes to the terms of the Merger and this Agreement proposed by Parent in accordance with Section 5.02(e)) and (ii) is reasonably capable of being completed (if accepted) in accordance with its terms; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

(k)  As used in this Agreement, “Intervening Event” shall mean any material event or development or material change in circumstances with respect to the Company and its Subsidiaries taken as a whole that, (i) irrespective of when such event, development or change occurred, was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Board of Directors of the Company (or any member thereof) as of, or prior to, the date of this Agreement, and (ii) does not involve or relate to the receipt, existence or terms of any Takeover Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, a Takeover Proposal); provided that (x) in no event shall any action that is taken by Parent to the extent required by the affirmative covenants set forth in Section 5.03 [Efforts], and the consequences of any such action, constitute an Intervening Event and (y) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of the Company or any of its Subsidiaries constitute an Intervening Event; provided that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

SECTION 5.03.  Efforts.

(a)  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Governmental Authority or a third party or any Judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)  In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective controlled Affiliates to use) its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)  Parent and the Company shall jointly, and on an equal basis, (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Aviation Regulators in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with an Aviation Regulator in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, an Aviation Regulator relating to the Transactions and of all other regulatory matters incidental thereto, including any notice filing with the DOT regarding a substantial change in operations, ownership or management under 14 C.F.R. § 204.5; provided that, notwithstanding the foregoing, each party may designate, in its reasonable discretion, any sensitive or confidential materials as “outside counsel only” and provide any such information only to outside counsel (of each other party) and directly to the applicable requesting Governmental Authority.  Parent shall solely control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any other Governmental Authorities in connection with the Transactions (including, for the avoidance of doubt, any such approvals required by applicable Antitrust Laws) and coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with such other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any such other Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto, including the final content of any substantive communications with any applicable Governmental Authority with respect to obtaining approval or expiration of any waiting period under the HSR Act and any applicable Antitrust Laws; provided that Parent shall, in good faith, take into consideration the Company’s views, suggestions and comments regarding nonconfidential strategy, efforts and positions to be taken and regulatory actions requested in any filing or submission with such other Governmental Authority.

(d)  In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (1) make (and shall cause their respective Affiliates or, if required pursuant to the HSR

Act, the Equity Commitment Parties or other Affiliates of the Equity Commitment Parties to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and in any event within ten (10) calendar days following the date hereof, and to supply (and shall cause their respective Affiliates or, if required pursuant to the HSR Act, the Equity Commitment Parties or other Affiliates of the Equity Commitment Parties to make) as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (2) to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions.  Without limiting the foregoing, Parent shall promptly take (and shall cause its controlled Affiliates to take) all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent, its Subsidiaries, or any controlled Affiliate of the foregoing, (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (E) terminating existing relationships, contractual rights or obligations of (x) the Company or its Affiliates or (y) Parent, its Subsidiaries, or any controlled Affiliate of the foregoing, (F) creating any relationship, contractual right or obligation of (x) the Company or its Affiliates or (y) Parent, its Subsidiaries, or any controlled Affiliate of the foregoing or (G) effectuating any other change or restructuring of (x) the Company or its Affiliates or (y) Parent, its Subsidiaries, or any controlled Affiliate of the foregoing (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action); provided that any such action may be conditioned upon the Closing) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Restraint that would prevent the Closing prior to the Outside Date then in effect.  All such efforts shall be unconditional and shall not be qualified in any manner and no actions taken pursuant to this Section 5.03 shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.  Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions.  Each of the Company, Parent and MergerCo shall not take (and each of Company and Parent shall cause their respective Affiliates not to take) any action with the intention to, or that would, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary.  Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.  Neither Parent nor the Company shall commit (and shall cause their respective Affiliates not to commit) to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

(e)  In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates and, with respect to clauses (i) through (iv) below, the Equity Commitment Parties or other Affiliates of the Equity Commitment Parties (to the extent such Persons are required pursuant to Antitrust Laws or Aviation Regulators or any applicable Law or Governmental Authority to supply information or documentation to, or communicate with, Governmental Authorities in connection with the Transactions) to use) its reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ, any Aviation Regulators or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ, any Aviation Regulator or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ, any Aviation Regulator or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ, any Aviation Regulator or any other Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ, any Aviation Regulator or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise), and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ, any Aviation Regulator and any other Governmental Authority.  Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, the DOJ, any Aviation Regulator or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission, and such document or information shall not be submitted to the FTC, the DOJ, any Aviation Regulator or any other Governmental Authority without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Section 5.03, any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive information and material provided to the other parties under this Section 5.03 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.  The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.03 so as to preserve any applicable privilege.

(f)  In furtherance and not in limitation of the foregoing, each of the parties shall use (and shall cause their respective Affiliates to use) its reasonable best efforts to, as soon as reasonably practicable after the date of this Agreement, cause the Company to submit to DCSA and, to the extent applicable, any other Governmental Authority a notice of the Transactions (the “Security Notification”). The Company will reasonably cooperate with Parent in preparing the Security Notification, and any other submissions to DCSA, and negotiating any arrangement with DCSA as may be necessary for the continuation of all necessary U.S. government facility security clearances. The parties to this Agreement will use their commercially reasonable efforts to submit a change condition package to DCSA in the National Industrial Security System under 32 C.F.R. § 117.8 of the NISPOM as promptly as practicable following the Closing.

(g)  Notwithstanding anything to the contrary in this Section 5.03, in no event shall any (i) Equity Commitment Party that is not an Affiliate of Parent or (ii) any Affiliate of an Equity Commitment Party (other than Parent, MergerCo or their respective Subsidiaries) be obligated to (nor shall Parent or MergerCo be required to cause any such Persons to) take any action or refrain from any action in connection with the Transactions or this Agreement other than the making of filings with or submissions to, the supply of information or documentation to, or communications with, Governmental Authorities in connection with obtaining any consents, approvals or other clearances required to satisfy the condition to Closing set forth in Section 6.01(b), in each case to the extent required pursuant to Antitrust Laws or Aviation Regulators or any other applicable Law or by any Governmental Authority.

SECTION 5.04.  Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”).  Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Merger Transactions.  Notwithstanding the foregoing, Parent, MergerCo and their respective Affiliates may, without consulting the Company, make communications to, and provide ordinary course communications regarding this Agreement and the Transactions, to the

Debt Financing Sources Related Parties and existing or prospective general and limited partners, equity holders, members, managers, agents and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

SECTION 5.05.  Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change), in each case, in connection with the consummation of the transactions contemplated by this Agreement (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (a) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) expose the Company to risk of liability for disclosure of sensitive or personal information; provided that in the case of the foregoing clauses (i) through (iv), the Company shall, and shall cause its Affiliates to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not cause the disclosure of trade secrets or competitively sensitive information to third parties, loss or waiver of such privilege or violate any confidentiality obligations or Law, as applicable, and (b) any physical access may be limited to the extent the Company determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any Subsidiary of the Company.  All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company.  Until the Effective Time, all information provided will be subject to the terms of the letter agreement dated as of April 12, 2022, by and among the Company and the Affiliates of the Equity Commitment Parties party thereto (the “Confidentiality Agreement”)..

SECTION 5.06.  Indemnification and Insurance.

(a)  For a period of six years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume in the Merger without any further action all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or its Subsidiaries and any Indemnitee.

(b)  Without limiting the foregoing, for a period of six years from and after the Effective Time, to the extent permitted by applicable Law, (i) Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement and (ii) to the fullest extent the Company would have been permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06), subject to receipt from the Indemnitee to whom such expenses are advanced of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnitee is not entitled to indemnification.

(c)  In the event any Action is brought against any Indemnitee and in which indemnification could be sought by such Indemnitee in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”), (i) the Surviving Corporation shall have the right, but not the obligation, to control the defense thereof after the Effective Time, (ii) none of Parent, the Surviving Corporation or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any such Claim, unless such settlement, compromise or consent relates only to monetary damages or includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent and (iii) each of the Surviving Corporation, its Subsidiaries and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)  Prior to the Effective Time, the Company shall purchase and bind a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions (the “D&O Tail Policy”), or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The D&O Tail Policy shall provide by its terms that it will survive the Merger for not less than six years for the benefit of the Company, its Subsidiaries, the Company’s and any of its Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof. The Surviving Corporation shall maintain the D&O Tail Policy in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or canceled, obtain (subject to the limitations set forth in the next sentence) an alternative D&O Tail Policy on substantially similar terms as set forth in this Section 5.06(d).  Neither the Company nor the Surviving Corporation shall be required to pay an annual premium for the D&O Tail Policy in excess of 300% (the “Maximum Amount”) of the last annual premium paid prior to the date of this Agreement (it being understood and agreed that in the event the cost of such D&O Tail Policy exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount). The Company and Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Tail Policy. Parent shall upon written request furnish a copy of such insurance policy to each beneficiary of such policy.

(e)  The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, under the organizational documents of such Subsidiaries as in effect on the date of this Agreement or by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06).

(f)  In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(g)  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07.  Employee Matters.

(a)  For the period beginning at the Effective Time and ending on December 31 of the year following the year in which the Effective Time occurs (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) (i) a base salary or wage rate and target bonus (excluding retention or change in control and equity or equity-based compensation opportunities) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control”, “change of control” or other term of similar import), subject to execution by the Continuing Employee of a general release of claims consistent with the Company’s standard form, and (iii) employee benefit plans and arrangements (including retirement and welfare benefits but excluding any severance benefits, retiree welfare benefits and defined benefit pension plans) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time. Following the Effective Time, Parent shall establish an equity incentive plan for the benefit of some or all Continuing Employees with applicable terms and values to be determined by Parent in its sole discretion.

(b)  Without limiting the generality of Section 5.07(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and their respective Subsidiaries to, honor in accordance with their terms all the Company Plans as in effect at the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Plans in effect at such time, and continue to be bound by the terms of each Collective Bargaining

Agreement in effect as of immediately prior to the Effective Time, subject to the provisions of the Railway Labor Act.  Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue during the Comparability Period or, if later, until all obligations thereunder have been satisfied, the Dietrich Agreement and the Benefit Programs, in each case, as defined in the Company Disclosure Letter and as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).  Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(c)  With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time off and severance plans, but excluding any plans providing for defined benefit pension or retiree welfare benefits), for purposes of determining eligibility to participate, level of benefits (solely for purposes of vacation, paid time off and severance plans), vesting and benefit accruals, Parent shall, or will cause the Surviving Corporation and their respective Subsidiaries to, recognize each Continuing Employee’s service with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)  Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cause insurance carriers to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)  For each Continuing Employee who is eligible to receive an annual bonus, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay such Continuing Employee a bonus payment in accordance with Section 5.07(e) of the Company Disclosure Letter.

(f)  The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 5.08.  Notification of Certain Matters; Stockholder Litigation.

(a)  The Company shall promptly notify Parent of any Action brought by stockholders of the Company or other Persons against the Company or any of its directors, officers or its or its Subsidiaries’ Representatives arising out of or relating to this Agreement or the Transactions (the “Transaction Litigation”), and shall keep Parent reasonably informed with respect to the status thereof. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation against the Company or the Company’s directors relating to this Agreement or the Transactions (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith), and the Company will in good faith give consideration to Parent’s advice with respect to such Transaction Litigation.  The Company shall not settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(b)  Prior to the Effective Time, Parent shall give prompt (and in any event, within two (2) Business Days) notice to the Company, and the Company shall give prompt (and in any event, within two (2) Business Days) notice to Parent, of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in the failure of any of conditions set forth in Article VI to be satisfied; provided that no such notification (or failure to provide such notification) shall (1) affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder, (2) cure any breach of, or noncompliance with, any other provision of this Agreement or (3) limit the remedies available to the party receiving such notice.

SECTION 5.09.  MergerCo Activities. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, MergerCo shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement.

SECTION 5.10.  Parent Vote.

(a)  Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates, or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

(b)  Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of MergerCo, will execute and deliver to MergerCo and the Company a written consent adopting this Agreement in accordance with the DGCL.

SECTION 5.11.  Other Investors. Except as would not reasonably be expected to have a Parent Material Adverse Effect, prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent, MergerCo or any Person of which MergerCo is a direct or indirect Subsidiary.

SECTION 5.12.  Stock Exchange De-listing. Parent and the Company shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, and do or cause to be done all things reasonably necessary, proper or advisable under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 5.13.  Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)  As promptly as reasonably practicable (and in no event not more than 65 days) after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC.  Subject to Section 5.02, the Company shall include the Company Board Recommendation in the Proxy Statement.  Parent shall provide to the Company all information concerning Parent, MergerCo and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) prior to the filing thereof with the SEC and shall consider in good faith any reasonable comments or revisions made by Parent and its counsel thereon.  If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall notify Parent, and promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any Other Required Company Filing (or any amendment or supplement thereto) prior to the filing thereof with the SEC and shall consider in good faith any reasonable comments or revisions made by Parent and its counsel thereon.  If Parent, MergerCo or any of their respective Affiliates are required to file any document with the SEC in connection with the Merger or the Company Stockholders’ Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent shall promptly notify the Company, and Parent and MergerCo shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and MergerCo shall cause, and shall cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Parent and MergerCo shall, and shall cause their Affiliates to, provide the Company and its counsel reasonable opportunity to review and comment on any Other Required Parent Filing (or any amendment or supplement thereto) prior to the filing thereof with the SEC, and shall consider in good faith any reasonable comments or revisions made by the Company and its counsel thereon.

(b)  If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, MergerCo or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or MergerCo, on the other hand, that should (in the good faith judgment of the Company, on the one hand, or Parent or MergerCo, on the other hand) be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party hereto that discovers such information will promptly notify the other, and the Company, Parent or MergerCo, as applicable, shall correct such information provided by it for use in the Proxy Statement, Other Required Company Filing or any Other Required Parent Filing, as applicable, and as promptly as reasonably practicable, prepare and file an appropriate amendment or supplement to such filing describing such information with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the stockholders of the Company.  The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Company Common Stock as promptly as reasonably practicable after the resolution of any such comments.  Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the holders of the Company Common Stock, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on and to propose revisions to such document or response, which the Company shall consider in good faith.

(c)  Subject to applicable Law and Judgments, the Company will cause the Proxy Statement to be disseminated to the holders of the Company Common Stock as promptly as reasonably practicable (and in any event within five (5) Business Days) following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not notified the Company prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.

(d)  Notwithstanding any Adverse Recommendation Change but subject to Section 5.13(a)-(c) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval as promptly as practicable following receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement). The record date for the Company Stockholders’

Meeting shall be selected after reasonable consultation with Parent and the meeting date shall be no later than 50 days after the dissemination of the Proxy Statement to the holders of the Company Common Stock in accordance with Section 5.13(c) (or if such day is not a Business Day, the next succeeding Business Day). Once established, the Company shall not change the record date or the meeting date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly required by applicable Law or Judgments.  Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) if any information relating to the Company, Parent or any of their respective Affiliates, officers or directors has been discovered by the Company or Parent, and the Company’s Board of Directors has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that such information is required under applicable Law to be set forth in an amendment or supplement to the Proxy Statement, such that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances in which they were made, not false or misleading, to allow reasonable additional time to correct such information and file an appropriate amendment or supplement describing such information with the SEC and for the filing or mailing of any supplement or amendment to the Proxy Statement and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent the Company’s Board of Directors has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel, that it is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, Judgment or a request from the SEC or its staff, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (including at the request of Parent in connection with the foregoing); provided that, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (C), by more than 30 days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled.

(e)  The Company shall solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement in accordance with the DGCL and, unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholders’ Meeting. Unless this Agreement is earlier validly terminated pursuant to Article VII, the Company shall take all action required under the DGCL, the Company Charter Documents and the applicable requirements of the NASDAQ necessary to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Board of Directors of the Company at any time subsequent to the date of the Agreement shall have effected an Adverse Recommendation Change or otherwise shall have determined that this Agreement is no longer advisable.

(f)  Nothing in this Section 5.13 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.02 or applicable Law (but, for the avoidance of doubt, subject to Section 5.02(g)).

SECTION 5.14.  Financing.

(a)  Prior to the Closing Date, the Company and its Subsidiaries shall use their reasonable best efforts to provide, and shall cause their Representatives to use reasonable best efforts to provide, to Parent and MergerCo, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Parent or the Debt Financing Sources in connection with the financings contemplated by the Debt Commitment Letter (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act), including using reasonable best efforts to:

(i)  as promptly as reasonably practicable (A) furnish Parent with the Required Financial Information and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent such information is customarily included in marketing materials or offering documents for financings similar to the financings contemplated by the Debt Commitment Letter and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company or any member of the audit committee of the Board of Directors of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) comprising a portion of the Required Financial Information is reasonably likely or under consideration in order for such financial statements (or portion thereof) to comply with GAAP;

(ii)  reasonably cooperate with the due diligence of any Debt Financing Source, including by taking reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems and equipment (including aircraft and engines) for the purpose of establishing collateral arrangements and assisting with other collateral audits and collateral appraisals;

(iii)  assist in preparation for and participate in marketing efforts for the Debt Financing (including a reasonable number of meetings and calls (that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing)), presentations, roadshows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, in each case, upon reasonable advance notice from, and as reasonably requested by, Parent and at reasonable times and locations (which may be virtual) to be mutually agreed, and assisting Parent in obtaining ratings in connection with the Debt Financing;

(iv)  assist Parent, MergerCo and the Debt Financing Sources with the timely preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, offering documents, prospectuses, rating agency presentations and similar documents customary or reasonably required for use in connection with the Debt Financing, including reviewing and commenting on Parent’s draft of a business description to be included in marketing materials or offering documents;

(v)  request and facilitate its independent auditors to (A) provide, consistent with customary practice, (x) reasonable assistance to Parent, including in connection with Parent’s preparation of pro forma financial statements and information, and (y) customary auditors consents (including consents of accountants for use of their reports in any material relating to the Debt Financing) and reports and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries included in any offering memorandum used in connection with the Debt Financing and (B) attend accounting due diligence sessions and drafting sessions;

(vi)  execute and deliver as of (but not prior to) the Closing any guarantee, pledge and security documents, mortgages, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources, certificates of the chief financial officer (or other executive officer) of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing (including the delivery of all original stock certificates and related powers, any original promissory notes and related powers, or other certificates intended to constitute collateral as contemplated by the Debt Commitment Letter) (it being understood that such documents will not take effect prior to the Effective Time);

(vii)  provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality provisions (which may include customary “click through” confidentiality arrangements or other confidentiality arrangements customary for syndication and arrangement procedures), and containing a customary representation to the Debt Financing Sources as contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(viii)  promptly and in any event at least four (4) Business Days prior to the Closing Date, provide Parent and Debt Financing Sources with all documentation and other information about the Company Group that is required in connection with Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested in writing at least nine (9) days in advance of the Closing; and

(ix)  reasonably assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent required by SEC rules and regulations or customary or reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or offering documents or of the type required by the Debt Commitment Letter; provided that, for the avoidance of doubt, the Company and its Subsidiaries will not be required to actually (i) prepare any such pro forma financial statements, (ii) prepare projections or other forward-looking information covering any period after the Closing or (iii) provide any information relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and/or any fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent.

(b)  The Company and its Subsidiaries hereby consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries.

(c)  Notwithstanding anything in this Section 5.14 to the contrary, nothing in Section 5.14(a) shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i)  pledge any assets as collateral that is not contingent upon the Closing or that would be effective prior to the Effective Time;

(ii)  agree to pay any fee, bear any cost or expense, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Closing, in each case, that has not been or will not be reimbursed or indemnified by Parent or MergerCo to the extent required pursuant to Section 5.14(e);

(iii)  take any actions to the extent such actions would (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability with respect to matters related to the Debt Financing, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment or any material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;

(iv)  waive or amend any terms of this Agreement;

(v)  commit to take any action under any certificate, document or instrument or enter into any definitive agreement that is not contingent upon the Closing (other than representation letters and authorization letters referred to above and documentation referred to in clause (a)(viii) above);

(vi)  provide access to or disclose information that the Company determines, in its reasonable judgment, would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements owing to a third party applicable to, the Company or its Affiliates; provided that the Company shall, and shall cause its Affiliates to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not cause loss or waiver of such privilege or violate any such confidentiality obligations as applicable;

(vii)  cause any director, manager or equivalent, or any officer or employee of the Company or any its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with the Debt Financing (other than any director, manager or equivalent, or officer or employee of the Company or any its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case, that are not contingent on the Closing or would be effective prior to the Closing (other than representation letters and authorization letters referred to above and documentation referred to in clause (a)(viii) above); or

(viii)  deliver any legal opinion.

(d)  The Company and its Subsidiaries will use its reasonable best efforts to periodically update any Required Financial Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information.”  For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 5.14 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing Date; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable to each attempt to access the market.  The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K (provided that the Company shall not be deemed to be in breach of this clause (i) if such forms are filed within the time periods required under Rule 12b-25 under the Exchange Act) and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act.  In addition, if, in connection with any marketing materials, offering documents or disclosure related to the Debt Financing, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries or their respective securities, which information Parent reasonably determines is necessary or desirable (after consultation with the Company and if the Company does not reasonably object) to include in a customary offering memorandum or other customary marketing materials for the Debt Financing, then, upon the Company’s review and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.

(e)  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14, and shall indemnify and hold harmless the Company, its

Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with their cooperation in the arrangement of the Financing and the provision of any information used in connection therewith (other than information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or their Representatives.

(f)  Parent acknowledges and agrees that the obligations of Parent to consummate the Transactions on the terms contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Financing or any Alternative Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Financing or any Alternative Financing).

(g)  Each of Parent and MergerCo shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing in an amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its Subsidiaries) on the terms and subject only to the conditions (including the “market flex” provisions) set forth in the Commitment Letters (or on terms, other than with respect to conditionality, not materially less favorable to Parent than the terms and conditions (including “market flex” provisions) set forth in the Commitment Letters), including using reasonable best efforts to: (i) maintain in effect and comply with the Commitment Letters; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter (or on terms, other than with respect to conditionality, not materially less favorable to Parent or MergerCo than the terms and conditions (including “market flex” provisions) set forth in the Debt Commitment Letter); (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions to the funding or investing of the Financing required to satisfy the Financing Uses applicable to Parent and its Affiliates in the Commitment Letters and the definitive agreements related thereto that are within their control that are to be satisfied by Parent or MergerCo; (iv) consummate the Financing in an amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its Subsidiaries) at or prior to the Closing Date, including, in the event that all conditions contained in the Commitment Letters or the definitive financing documents applicable to the funding or investing of the Financing required to satisfy the Financing Uses (except those that, by their nature, are to be satisfied at the Closing) have been satisfied or waived, using its (and causing its Affiliates to use) reasonable best efforts to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing; and (v) enforce its rights under the Commitment Letters and the definitive agreements relating to the Financing.  Parent and MergerCo shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Commitment Letters if such termination, amendment, modification or waiver would (A) reduce the aggregate amount of the Financing below the amount necessary to satisfy the Financing Uses (after taking into account any available cash of the Company and its Subsidiaries) (including by increasing the amount of fees to be paid or original issue discount), (B) impose new or additional conditions precedent to the availability of the Financing or otherwise adversely expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letters in a manner that would reasonably be expected to delay or prevent the funding of the Financing in an amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its Subsidiaries) on the Closing Date or (C) adversely impact the ability of Parent or MergerCo, as applicable, to enforce its rights against other parties to the Commitment Letters; provided that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement.  Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under any Commitment Letter (which may be redacted in a manner consistent with the redactions permitted by Section 4.05(b)).  Parent and MergerCo will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Commitment Letter that are due and payable prior to the effective date as and when they become due and payable.

(h)  Upon the reasonable request of the Company, Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies (including drafts) of the material definitive documents for the Debt Financing.  Parent shall give the Company prompt notice of, and keep the Company informed on a current basis and in reasonable detail of (i) any breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive documents related to the Financing of which Parent or MergerCo becomes aware; (ii) the receipt of any written notice or other written communication from any financing source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any of the Commitment Letters or any definitive document related to the Financing of any provisions of the Commitment Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Commitment Letters or any definitive document related to the Financing, in each case, that would reasonably be expected to prevent or materially delay the funding of the Financing in an amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its Subsidiaries) on the Closing Date; and (iii) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or MergerCo to obtain all or any portion of the Financing in an amount required to satisfy the Financing Uses (after taking into account any available cash of the Company and its Subsidiaries).  As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent a written request, Parent and MergerCo shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.  If any portion of the Debt Financing in an amount required to satisfy the Financing Uses (after taking into account any available Equity Financing) becomes unavailable or Parent becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing in an amount required to satisfy the Financing Uses (after taking into account any available Equity Financing) unavailable, in each case, on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, each of Parent and MergerCo shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (such financing, the “Alternative Financing”) (i) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the portion of the Debt Financing that is and remains available and the amount of the Equity Financing and available cash of the Company and its Subsidiaries), (ii) with terms and conditions (including “market flex” provisions) not less favorable to Parent and MergerCo (or their respective Affiliates) than the terms and conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter and (iii) which would not reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or the satisfaction of the conditions to the Financing) on the Closing Date, as promptly as reasonably practicable following the occurrence of such event (but not later than the date Parent or MergerCo are required to consummate the Closing in accordance with this Agreement); provided that the failure to obtain Alternative Financing shall not relieve Parent or MergerCo of any obligation hereunder.  Parent shall deliver to the Company true, complete and correct copies of the new executed commitment letter that provided for such Alternative Financing (which may be redacted in a manner consistent with the redactions permitted by Section 4.05(b)).  For purposes of this Agreement (other than with respect to representation in this Agreement made by Parent or MergerCo as of the date of this Agreement), references to (x) the “Financing” and “Debt Financing” shall include any such Alternative Financing and (y) the “Debt Commitment Letter” and “Commitment Letters” shall include such documents with respect to any such Alternative Financing.

(i)  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.14 will require, and in no event will the reasonable best efforts of Parent or MergerCo be deemed or construed to require, either Parent or MergerCo to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.

SECTION 5.15.  Indenture; Convertible Notes Hedge Options and Warrants.

(a)  The Parent or MergerCo will be permitted, at their option, to commence and conduct, in accordance with the terms of the 2024 Convertible Notes Indenture, one or more offers to purchase and (if it so elects) to conduct a consent solicitation with respect to the outstanding 2024 Convertible Notes (any such offer to purchase, together with any such consent solicitation, a “Debt Offer”).  If the Parent or MergerCo elect to conduct a Debt Offer, Parent shall provide the Company with drafts of the necessary offer to purchase, letter of transmittal, supplemental indenture or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines.  The closing (or, if applicable, effectiveness) of any Debt Offer shall be expressly conditioned on the consummation of the Merger (which condition shall not be waivable by Parent and/or MergerCo) and the acceptance for purchase of the 2024 Convertible Notes by Parent or MergerCo, as applicable, of all validly tendered and not validly withdrawn by the holders thereof in such Debt Offer.  The Company shall reasonably cooperate with Parent and MergerCo to cause any such Debt Offer to close concurrently with the consummation of the Merger.  If the Parent and/or MergerCo elect to conduct a Debt Offer, (i) the Debt Offer shall be conducted in compliance with the 2024 Convertible Notes Indenture and applicable Law, including all SEC rules and regulations, and (ii) the Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any Debt Offer, at the sole expense of Parent.  For the avoidance of doubt, (i) the consummation of a Debt Offer shall not be a condition to Closing and (ii) neither the

Company nor any of its directors, officers, employees or affiliates shall be obligated to make any recommendation with respect to any Debt Offer.

(b)  Subject to the receipt of any requisite consents as part of any Debt Offer including a consent solicitation, the Company shall execute a supplemental indenture to the 2024 Convertible Notes Indenture in accordance with the 2024 Convertible Notes Indenture, amending the terms and provisions of the 2024 Convertible Notes Indenture as described in the Debt Offer Documents as reasonably requested by Parent or MergerCo, which supplemental indenture shall become operative no earlier than the consummation of such Debt Offer, and shall use reasonable best efforts to cause the trustee under the 2024 Convertible Notes Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing; provided, however, that in no event shall the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under applicable Law or would become operative prior to the Closing Date or the time of acceptance for purchase of the 2024 Convertible Notes by Parent or MergerCo.  The Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures referred to in the immediately preceding sentence, at the sole expense of Parent.  If requested by Parent, the Company shall use reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.15 to the extent such legal opinion relates to the Company and is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the opinion of the Company or its legal counsel does not comply with applicable Laws or the 2024 Convertible Notes Indenture, or an opinion with respect to financing by Parent or MergerCo.

(c)  Prior to the Effective Time, the Company shall take all actions required by the 2024 Convertible Notes Indenture to be performed by the Company as a result of the execution and delivery of this Agreement and the consummation of the Transactions, including the giving of any notices that may be required in connection with the 2024 Convertible Notes and the delivery to the trustee under the 2024 Convertible Notes Indenture of any certificates, opinions, documents or instruments required to be delivered to the trustee under the 2024 Convertible Notes Indenture, in each case, in connection with the Transactions or otherwise required pursuant to the terms of the 2024 Convertible Notes Indenture.  Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, certificate, opinion, document or instrument, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(d)  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries and its respective Representatives in connection with any Debt Offer and shall indemnify and hold harmless the Company and its Subsidiaries and its respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with their cooperation in the arrangement of the Financing and the provision of any information used in connection therewith (other than information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or their Representatives.

(e)  Prior to the Effective Time, the Company will, at Parent’s request, take all actions reasonably requested by Parent and cooperate with Parent in connection with making elections under, amending, obtaining waivers, and/or unwinding or otherwise settling the Convertible Notes Hedge Options and the Convertible Notes Warrants, so that the Convertible Notes Hedge Options and the Convertible Notes Warrants are terminated at or as promptly as practicable following the Effective Time.  At Parent’s request, the Company will, and will cause its Representatives to, cooperate with Parent in connection with, and at Parent’s request, initiate or continue, any discussions or negotiations with the counterparties to the Convertible Notes Hedge Options or the Convertible Notes Warrants or any of their respective affiliates or any other person, in each case, to the extent such affiliate or other person expressly represents the interests of the counterparties to the Convertible Notes Hedge Options or the Convertible Notes Warrants or is empowered to make any determinations, cancelations, terminations, exercises, settlements, adjustments or computations under the Convertible Notes Hedge Options or the Convertible Notes Warrants (any such counterparty, affiliate or person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Convertible Notes Hedge Options or the Convertible Notes Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Notes Hedge Options or the Convertible Notes Warrants (including upon termination thereof), provided that no such determination, adjustment or computation, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Notes Hedge Options or the Convertible Notes Warrants (including upon termination thereof), shall take effect prior to the Effective Time.  The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Convertible Notes Hedge Options or the Convertible Notes Warrants. The Company shall not, and shall cause its Representatives not to, except as contemplated herein, enter into any discussions, negotiations or agreements in respect of the Convertible Notes Hedge Options or the Convertible Notes Warrants or make any elections, amendments, modifications or other changes to the terms of the Convertible Notes Hedge Options or the Convertible Notes Warrants, or make any cash payments or share deliveries with respect to the Convertible Notes Hedge Options or the Convertible Notes Warrants without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Convertible Notes Hedge Options or the Convertible Notes Warrants prior to making any such response, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

(f)  Prior to the Effective Time and without limitation to the other provisions of this Section 5.15, the Company shall take all such actions as may be required or contemplated by the terms of the applicable Convertible Notes Hedge Options and the Convertible Notes Warrants, including, but not limited to, the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the 2024 Convertible Notes, any adjustment to the relevant Conversion Rate thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement, any expiration and exercise of the 2022 Convertible Notes Warrants in accordance with the terms thereof. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(g)  Capitalized terms in this Section 5.15 that are not otherwise defined in this Agreement have the meanings given to them in the 2024 Convertible Notes Indenture.

SECTION 5.16.  Treatment of Company Indebtedness. The Company shall, and shall cause its applicable Subsidiaries to, deliver to Parent at least three (3) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) (a) copies of payoff letters (subject to the delivery of funds as arranged by Parent) with respect to the Credit Agreement and any other indebtedness of the Company and its Subsidiaries that is identified by Parent on or prior to the Closing Date (other than the 2024 Convertible Notes) (the indebtedness under the Credit Agreement and any such other indebtedness and any related letter of credit (except any letter of credit securing the Company’s or any of its Subsidiaries’ obligations under any commercial agreement), secured cash management agreement or secured hedge agreement, the “Subject Indebtedness”) in customary form reasonably satisfactory to Parent, which payoff letters shall each (i) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all Encumbrances and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (b) all documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Subject Indebtedness and the release of all related pledges, security interests and guarantees with respect to the Subject Indebtedness (including any mortgage releases and termination statements on Form UCC-3 or other releases). The Company shall, and shall cause its applicable Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the treatment of any existing letters of credit (including the replacement, backstop or cash collateralization thereof).

SECTION 5.17.  Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

Conditions to the Merger

SECTION 6.01.  Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  No Restraints.  No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) in the U.S. or any jurisdiction set forth in Section 6.01(a) of the Company Disclosure Letter (the “Applicable Jurisdictions”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

(b)  Required Regulatory Approvals; HSR.  (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and (ii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained.

(c)  Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

SECTION 6.02.  Conditions to the Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 3.02 (Capitalization), Section 3.07(b) (No Material Adverse Effect), Section 3.22 (No Rights Agreement; Anti-Takeover Provisions) and Section 3.24 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.01 (Organization; Standing), Section 3.04 (Authority; Noncontravention), Section 3.20 (U.S. Citizen; Air Carrier) and Section 3.23 (Opinion of Financial Advisor) (collectively, the “Fundamental Representations”) to the extent qualified by “materiality”, “Material Adverse Effect” and words of similar import set forth therein shall be true and correct in all respects as of immediately prior to the Closing Date as if made on and as of immediately prior to the Closing Date except, in each case, for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Fundamental Representations to the extent not qualified by “materiality”, “Material Adverse Effect” and words of similar import set forth therein shall be true and correct in all material respects as of immediately prior to the Closing Date with the same force and effect as if made on and as of immediately prior to the Closing Date except for representations and warranties in the

Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

(b)  Compliance with Covenants.  The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, development, occurrence, state of facts, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.03.  Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and MergerCo (i) set forth in Section 4.01 (Organization; Standing) and Section 4.02 (Authority; Noncontravention) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) other than those Sections specifically identified in clause (i) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and MergerCo by an executive officer of Parent to such effect; and

(b)  Compliance with Covenants.  Parent and MergerCo shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement and the Company shall have received a certificate signed on behalf of Parent and MergerCo by an executive officer of Parent to such effect.

ARTICLE VII

Termination

SECTION 7.01.  Termination.  This Agreement may be terminated, and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a)  by the mutual written consent of the Company and Parent;

(b)  by either of the Company or Parent:

(i)  if the Effective Time shall not have occurred on or prior to March 4, 2023 (as such date may be extended pursuant to this Section 7.01(b)(i), the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing proviso); provided, further, that in the event the Marketing Period has commenced but has not completed as of the Outside Date, the Outside Date may be extended by Parent in its sole discretion to the date that is four (4) Business Days following the then-scheduled end date of the Marketing Period; provided, further, that if on the Outside Date the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended until June 4, 2023 and such date shall become the Outside Date for purposes of this Agreement; provided, further, that if the Outside Date is extended pursuant to the preceding proviso and on such Outside Date the condition set forth in Section 6.01(b)or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date may, at the option of the Company or the Parent, be extended until August 4, 2023 and such extended date shall become the Outside Date for purposes of this Agreement.

(ii)  if any Restraint in the U.S. or any Applicable Jurisdiction having the effect set forth in Section 6.01(a) [Legal Restraints] shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; and provided, further, that no party shall be permitted to invoke this Section 7.01(b)(ii) if such party’s failure to comply with Section 5.03 is the primary cause of the failure of this condition to be satisfied; or

(iii)  if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c)  by Parent:

(i)  if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) [Company Representations] or Section 6.02(b) [Company Compliance with Covenants] and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, the Company shall not have cured such breach or failure to perform within 35 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or MergerCo is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)  if (i) the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change or (ii) following a written request by Parent pursuant to this Section 7.01(c)(ii) following the date any Takeover Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company and the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation within five (5) Business Days; or

(d)  by the Company:

(i)  if any of Parent or MergerCo shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) (x) would give rise to a Parent Material Adverse Effect or (y) would give rise to the failure of a condition set forth in Section 6.03(a) [Parent Representations] or Section 6.03(b) [Parent Compliance with Covenants] and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, either Parent or MergerCo, as applicable, shall not have cured such breach or failure to perform within 35 calendar days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)  prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with Section 5.02(d)(II) [Takeover Proposals not solicited in violation of the non-solicitation provisions]; provided that prior to or concurrently with such termination the Company pays or causes to be paid the applicable Company Termination Fee to the extent due and payable under Section 7.03(a) so long as Parent has provided the Company with wire instructions for such payment; or

(iii)  if (A) the Marketing Period has ended and the conditions set forth in Section 6.01 [Mutual Closing Conditions] and Section 6.02 [Conditions to the Obligations of Parent and MergerCo to Closing] have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 6.03 [Conditions to the Obligations of the Company to Closing] have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or is willing to waive any unsatisfied conditions in Section 6.03 and (C) the Merger shall not have been consummated within two (2) Business Days after the delivery of such notice; provided that, notwithstanding anything in Section 7.01(b)(i) [Termination at Outside Date] to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such two (2) business-day period following the notice referred to in clause (C) above.

SECTION 7.02.  Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.05 [Access to Information; Confidentiality], Section 5.14(e) [Certain Financing Expense Reimbursement and Indemnification], this Section 7.02, Section 7.03 [Termination Fees] and Article VIII [Miscellaneous Provisions], all of which shall survive the termination of this Agreement), and there shall be no liability on the part of Parent, MergerCo, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a willful breach of this Agreement or from Fraud.

SECTION 7.03.  Termination Fee.

(a)  In the event that:

(i)  this Agreement is validly terminated by the Company or Parent pursuant to Section 7.01(b)(i) [Termination after the Outside Date] or Section 7.01(b)(iii) [Failure to receive the Company Stockholder Approval]; provided that (A) at the time of termination (x) the Company shall not have been entitled to terminate this Agreement pursuant to Section 7.01(d)(iii) [Termination due to financing failures] and (y) neither Parent nor MergerCo is then in material breach of its representations, warranties, covenants or agreements under this Agreement and none of Parent, MergerCo or any Equity Commitment Party is then in material breach of its representations, warranties, covenants or agreements under any Commitment Letter or Limited Guarantee, (B) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the time this Agreement is terminated and (C) within twelve (12) months of the date this Agreement is terminated, the Company executes an agreement to enter into a Takeover Proposal with the Person or Persons that made the Takeover Proposal referred to in clause (B) and such Takeover Proposal is consummated (it being understood that such consummation may occur after the twelve (12) month period after this Agreement is terminated); provided that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii)  this Agreement is validly terminated (A) by Parent pursuant to Section 7.01(c)(ii) [Adverse Recommendation Change] or (B) by the Company pursuant to Section 7.01(d)(ii) [Entry into a Company Acquisition Agreement] (in each case so long as Parent or MergerCo was not in material breach of any of its representations, warranties or covenants in this Agreement);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two (2) Business Days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.  As used herein, “Company Termination Fee” shall mean a cash amount equal to $97.5 million.

(b)  In the event that (i) the Company shall terminate this Agreement pursuant to Section 7.01(d)(iii) [Termination due to financing failures], or (ii) Parent shall terminate this Agreement pursuant to Section 7.01(b)(i) [Termination on or after the Outside Date] and at such time the Company could have terminated this Agreement pursuant to Section 7.01(d)(iii), then Parent shall pay or cause to be paid to the Company a termination fee of $227.4 million in cash (the “Parent Termination Fee”) by wire transfer of same-day funds simultaneously with such termination so long as the Company has provided Parent with wire instructions for such payment, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(c)  Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement.  Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or MergerCo, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d)  Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement and indemnification obligations of Parent under Section 5.14(e) [Certain expense reimbursement and indemnification] and Section 7.03(c), in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b), payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy of the

Company Group against Parent, MergerCo or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) or the Debt Financing Sources Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Parent Related Parties or the Debt Financing Sources Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03(c), in the event the applicable Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the applicable Company Termination Fee shall be the sole and exclusive monetary damages remedy of the Parent Related Parties against the Company Group and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) or the Debt Financing Sources Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties or the Debt Financing Sources Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Parent Termination Fee or the applicable Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

(e)  In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the applicable Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(d) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the applicable Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02.  Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company; provided further that any modification or amendment of Section 7.03, this proviso of Section 8.02, clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.08 or Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources or Debt Financing Sources Related Parties that is adverse in any respect to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

SECTION 8.03.  Extension of Time, Waiver, etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing proviso); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or MergerCo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that each of Parent and MergerCo shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, interests and obligations hereunder to (i) a  wholly-owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, or (ii) any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing), so long as such assignment is consistent with the Aviation Regulations as interpreted by DOT, and, with respect to clause (i) above, so long as such assignment would not result in a Parent Material Adverse Effect, but no such assignment shall relieve Parent or MergerCo of any of its obligations hereunder.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Commitment Letters, Confidentiality Agreement and the Limited Guarantees (collectively, the “Transaction Documents”), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for:  (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards and Company Cash Awards to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement; (iv) the rights of the Company Related Parties set forth in Section 7.03(d), which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to in clauses (i) through (iv) above, and (v) each Debt Financing Sources Related Party shall be an express third-party beneficiary of Section 7.03, the proviso in Section 8.02, this clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.08 and Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties).

SECTION 8.07.  Governing Law; Jurisdiction.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)  All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware).  The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court.  The consents to jurisdiction and venue set forth in this Section 8.07(b)

shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)  Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letters, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of this Section 8.07(c) shall apply to any such legal action.

(d)  Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.

SECTION 8.08.  Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions.  Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement.  Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and MergerCo’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) the Marketing Period has ended, (ii) all of the conditions set forth in Sections 6.01 and 6.02 were satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing) at the time when Closing would have been required to occur pursuant to Section 1.02, (iii) the Debt Financing has been funded in full in accordance with the terms thereof or will be funded in full in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding anything in this Agreement to the contrary, no Debt Financing Source or any Debt Financing Sources Related Party shall have any liability to the Company or any of its Subsidiaries or Affiliates relating to or arising out of this Agreement, any of the transactions contemplated hereby, the Debt Commitment Letter or any Debt Financing, or any performance thereof, whether in law or in equity, whether in contract or in tort or otherwise, nor shall the Company or any of its Subsidiaries or Affiliates be entitled to specific performance of any commitment letter (including the Debt Commitment Letter) or similar agreement entered into by Parent or MergerCo or any of their respective Affiliates for any Debt Financing against the Debt Financing Sources or any Debt Financing Sources Related Party providing such Debt Financing; provided that, for the avoidance of doubt, nothing herein shall limit or otherwise adversely affect the rights of Parent, MergerCo or their successors and permitted assigns (including, upon and after the Closing Date, the Company) against the Debt Financing Sources.

SECTION 8.09.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE DEBT FINANCING) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10.  Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or MergerCo, to it at:

Rand Parent, LLC
c/o Apollo Management Holdings, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attention:	James Elworth
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019
Attention:	Brian P. Finnegan, Esq.
Email:	bfinnegan@paulweiss.com

If to the Company, to it at:

Atlas Air Worldwide Holdings, Inc. 2000 Westchester Avenue Purchase, NY 10577
Attention:	Adam R. Kokas, Esq. EVP, General Counsel & Secretary
Email:	[***]

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Robert I. Townsend III, Esq. O. Keith Hallam, III, Esq. Andrew C. Elken, Esq.
Email:	rtownsend@cravath.com khallam@cravath.com aelken@cravath.com or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11.  Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12.  Definitions.

(a)  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“2022 Convertible Notes” means the Company’s 2.25% Convertible Senior Notes due 2022, issued under that certain Indenture, dated as of June 2, 2015, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated June 3, 2015, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“2022 Convertible Notes Hedge Options” means all call options entered into in connection with the 2022 Convertible Notes as evidenced by (a) the base call option confirmation, dated May 28, 2015, between the Company and Morgan Stanley & Co. International plc, (b) the additional call option confirmation, dated June 1, 2015, between the Company and Morgan Stanley & Co. International plc, (c) the base call option confirmation, dated May 28, 2015, between the Company and BNP Paribas and (d) the additional call option confirmation, dated June 1, 2015, between the Company and BNP Paribas.

“2022 Convertible Notes Warrants” means all warrants issued in connection with the 2022 Convertible Notes as evidenced by (a) the base warrant confirmation, dated May 28, 2015, between the Company and Morgan Stanley & Co. International plc, (b) the additional warrant confirmation, dated June 1, 2015, between the Company and Morgan Stanley & Co. International plc, (c) the base warrant confirmation, dated May 28, 2015, between the Company and BNP Paribas and (d) the additional warrant confirmation, dated June 1, 2015, between the Company and BNP Paribas.

“2024 Convertible Notes” means the Company’s 1.875% Convertible Senior Notes due 2024, issued under the 2024 Convertible Notes Indenture.

“2024 Convertible Notes Hedge Options” means all the call options entered into in connection with the 2024 Convertible Notes, evidenced by (a) the base call option confirmation, dated May 17, 2017, between the Company and Morgan Stanley & Co. International plc, (b) the additional call option confirmation, dated May 18, 2017, between the Company and Morgan

Stanley & Co. International plc, (c) the base call option confirmation, dated May 17, 2017, between the Company and Citibank N.A., (d) the additional call option confirmation, dated May 18, 2017, between the Company and Citibank N.A., (e) the base call option confirmation, dated May 17, 2017, between the Company and BNP Paribas and (f) the additional call option confirmation, dated May 18, 2017, between the Company and BNP Paribas.

“2024 Convertible Notes Indenture” means that certain Indenture, dated as of June 3, 2015, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated May 23, 2017, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“2024 Convertible Notes Warrants” means all the warrants issued in connection with the 2024 Convertible Notes, evidenced by (a) the base warrant confirmation, dated May 17, 2017, between the Company and Morgan Stanley & Co. International plc, (b) the additional warrant confirmation, dated May 18, 2017, between the Company and Morgan Stanley & Co. International plc, (c) the base warrant confirmation, dated May 17, 2017, between the Company and Citibank N.A., (d) the additional warrant confirmation, dated May 18, 2017, between the Company and Citibank N.A., (e) the base warrant confirmation, dated May 17, 2017, between the Company and BNP Paribas, and (f) the additional warrant confirmation, dated May 18, 2017, between the Company and BNP Paribas.

“50-50 Joint Venture Entity” means each Other Joint Venture Entity in which the Company, directly or indirectly, holds 50% of the voting equity interests.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, other than in the case of the definitions of Confidentiality Agreement and Parent Related Party, or for purposes of Section 4.12 [No Other Representations or Warranties], Section 5.04 [Public Announcements], Section 5.05 [Access to Information; Confidentiality], Article VII [Termination] and Section 8.16 [Non-Recourse], in no event shall Parent, MergerCo or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with Apollo Global Management, Inc., J.F. Lehman & Company, LLC or Hill City Capital, LP (excluding any investment fund that is an Equity Commitment Party) nor shall any portfolio company or investment fund affiliated with Apollo Global Management, Inc., J.F. Lehman & Company, LLC or Hill City Capital, LP (excluding any investment fund that is an Equity Commitment Party)  be considered to be an Affiliate of Parent, MergerCo or any of their respective Subsidiaries. For the avoidance of doubt, for all purposes of this Agreement, (i) any investment fund affiliated with Apollo Global Management, Inc., J.F. Lehman & Company, LLC or Hill City Capital, LP that is an Equity Commitment Party is deemed to be an Affiliate of Parent and (ii) Amazon.com, Inc. and its Affiliates are not Affiliates of the Company.

“Aircraft Finance Contract” means any contract, together with all amendments, modifications and supplements thereto, that obligates the Company or any of its Subsidiaries to finance, or pursuant to which the Company or any of its Subsidiaries has commitments to finance, Aircraft.

“Airline Subsidiaries” means Atlas Air, Inc. and Polar Air Cargo Worldwide, Inc.

“Amazon Documents” means, collectively, (a) that certain Investment Agreement, dated as of March 27, 2019, by and between the Company and Amazon.com, Inc., (b) that certain Amended and Restated Stockholders Agreement, dated as of March 27, 2019, by and between the Company and Amazon.com, Inc., (c) that certain Amended and Restated Air Transportation Services Agreement, dated as of March 27, 2019, by and between the Company and Amazon.com, Inc. and (d) the Amazon Warrants.

“Amazon Warrant B” means the Warrants issued by the Company to Amazon.com, Inc. on May 4, 2016 to purchase up to 3,201,123 shares of Company Common Stock.

“Amazon Warrant C” means the Warrants issued by the Company to Amazon.com, Inc. on March 27, 2019 to purchase up to 6,632,576 shares of Company Common Stock.

“Amazon Warrants” means, collectively, Amazon Warrant B and Amazon Warrant C.

“Ancillary Documents” means the Confidentiality Agreement, each Limited Guarantee, each Equity Commitment Letter and any other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent, MergerCo, the Company or their respective Affiliates, as applicable, in connection with the consummation of the transactions contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, the United Kingdom Bribery Act of 2010, Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Laws relating to combating domestic or international bribery and corruption.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Apollo Funds” means, collectively, (i) Apollo Hybrid Fund II, L.P., (ii) Apollo Hybrid Value Overseas Partners II, L.P., (iii) Apollo Hybrid Value Overseas Partners (Delaware 892) II, L.P., (iv) Apollo Hybrid Value Overseas Partners (Lux) II, SCSP, (v) Apollo Investment Fund X, L.P., (vi) Apollo Overseas Partners (Delaware) X, L.P., (vii) Apollo Overseas Partners (Delaware 892) X, L.P., (viii) Apollo Overseas Partners X, L.P., and (ix) Apollo Overseas Partners (Lux) X, SCSP.

“Associated Party” means, with respect to the Company, any former or current direct or indirect stockholder beneficially owning 5% or more of the Company’s voting securities or any current director or executive officer of the Company, or, to the Knowledge of the Company, any such Person’s affiliates or immediate family members.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“C.F.R.” means the U.S. Code of Federal Regulations.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Company or any of its Subsidiaries, excluding any national, industry or similar generally applicable Contract or arrangement.

“Commitment Letters” means the Equity Commitment Letters and the Debt Commitment Letter.

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company IT Assets” means the IT Assets owned or purported to be owned by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, sub-sublease, license or other agreement (including any amendments, assignments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Real Property.

“Company Plan” means each agreement, plan, program, policy or other arrangement covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (iv) a stock option, stock purchase, restricted stock, restricted stock unit, performance stock, performance stock unit, long-term cash or other equity, equity-based or long-term incentive plan, program, policy or arrangement, (v) an individual employment, consulting, change-in-control, severance or retention agreement, plan, program, policy or arrangement, (vi) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, gross-up, medical, dental, life, restrictive covenant, relocation, clawback, cafeteria, disability, sick leave, death benefit, group insurance, employee benefit or fringe benefit agreement, plan, program, policy or arrangement or (vii) other similar agreement, plan, program, policy or arrangement (whether or not subject to ERISA and whether written or unwritten, formal or informal), in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute or to which the Company or its Subsidiaries is a party, other than any agreement, plan, program or policy mandated by applicable Law.

“Company Products” means the products, applications or services offered, performed, licensed, sold, distributed or otherwise made commercially available by the Company or any of its Subsidiaries.

“Company Warrants” means, collectively, (i) the Amazon Warrants, (ii) the Convertible Notes Warrants and (iii) the Treasury Warrants.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances (giving effect to all supplements and updates provided therewith), (ii) such Required Financial Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities) and (iii) the financial statements and other information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter (including “negative assurance” comfort and change period comfort) to the Debt Financing Sources to the extent required as part of the Debt Financing contemplated by the Debt Commitment Letter in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, hedge, derivative, contract or other agreement.

“Convertible Notes Hedge Options” means the 2024 Convertible Notes Hedge Options.

“Convertible Notes Warrants” means the 2022 Convertible Notes Warrants and the 2024 Convertible Notes Warrants.

“Copyright” is defined in the definition of Intellectual Property.

“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of the employees of the Company), reduced capacity, social distancing, shut down, closure, sequestration, safety or similar Law, directive or guidelines promulgated by any Governmental

Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Credit Agreement” is defined in the definition of Credit Facility.

“Credit Facility” means the revolving credit facility established under the Amended and Restated Credit and Guaranty Agreement, dated as of December 20, 2018, among Atlas Air, Inc., as borrower, the Company, the direct and indirect subsidiaries of the Company from time-to-time party hereto, the several banks and other financial institutions or entities from time to time party hereto as lenders and Citibank, N.A., as administrative agent for the lenders and as security trustee, as supplemented by that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, dated December 22, 2021, among Atlas Air, Inc., as borrower, the Company, Citibank, N.A., as administrative agent for the lenders and as security trustee, and the Consenting Lenders (as defined therein) (the “Credit Agreement”).

“DCSA” means the U.S. Defense Counterintelligence and Security Agency.

“Debt Commitment Letter” shall mean the executed commitment letter dated as of the date hereof, from the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes of funding a portion of the Financing Uses (the “Debt Financing”).

“Debt Financing” is defined in the definition of Debt Commitment Letter.

“Debt Financing Sources” shall mean the Persons (including parties to any joinder agreement or amendments joining such Persons to the Debt Commitment Letter) that have committed to provide or arrange any debt financing contemplated by the Debt Commitment Letter or alternative debt financings in connection with the Transactions.

“Debt Financing Sources Related Party” means the Debt Financing Sources together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons and the other representatives, successors and assigns of each of the foregoing.

“Domain Name” is defined in the definition of Intellectual Property.

“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.

“Environmental Law” means any applicable Law (including common law)  pertaining to pollution or the protection of the environment, natural resources or, as relates to exposure to hazardous or toxic substances, human health and safety, including any Law relating to the storage, handling, Release or transportation of hazardous or toxic substances, and any applicable orders, judgments, decrees or Permits under such Laws.

“Equity Commitment Letters” shall mean the executed equity commitment letters dated as of the date hereof, from each of Apollo, the JFLC Parties and Hill City, including all annexes, exhibits, schedules and other attachments thereto, pursuant to which each of Apollo, the JFLC Parties and Hill City, respectively, has committed to provide equity financing to Parent in an amount set forth therein (the “Equity Financing”).

“Equity Financing” is defined in the definition of Equity Commitment Letters.

“Equity Plans” means the Company 2018 Incentive Plan and the Company Amended and Restated 2016 Incentive Plan, each as may be amended from time to time.

“Equity-Based Awards” means, collectively, Company RSUs and Company PSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means applicable Laws relating to export, re-export, transfer or import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations and customs and import laws administered by U.S. Customs and Border Protection.

“Excluded Information” means (1) pro forma financial statements, (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, desired to be incorporated into any information used in connection with the Debt Financing, (3) description of all or any portion of the Financing, including any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or offering of high-yield debt securities, as applicable, (4) risk factors relating to all or any component of the Financing, (5) any other information required by Rules 3-09, 13-01 or 13-02 of Regulation S-X under the Securities Act, any compensation discussion and analysis or other information required by Item 402 of Regulation S-K under the Securities Act or executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or any other information customarily excluded from an offering memorandum for private placements of any non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act or (6) any information with respect to any Person other than the Company and its Subsidiaries and joint ventures.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Financing” means the Debt Financing and the Equity Financing.

“Fraud” means the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Government Bid” means any quotation, bid or proposal by the Company that is outstanding and in effect as of the date hereof, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any Contract, grant, basic ordering agreement, letter contract or order between the Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, including each of the Aviation Regulators.

“Government Submission” means a Government Contract or Government Bid.

“Hazardous Substance” means any substance, material, or waste defined, listed or regulated as “hazardous,” “toxic,” a “pollutant,” “contaminant,” or words of similar import under any Environmental Law, and petroleum, any petroleum-based product, asbestos and asbestos-containing materials, and per- and polyfluoroalkyl substances.

“Hill City” means Hill City Fund I LLC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, (b) debt securities (including notes, bonds, debentures or other similar instruments) or warrants, (c) any other rights to acquire any debt securities of the Company or any of its Subsidiaries, (d) guarantees of any of the indebtedness or the debt securities of another Person or any “keep well” or other agreement to maintain any financial statement condition of another Person or (e) obligations with respect to leases required to be accounted for as capital or finance leases in accordance with GAAP or recorded as capital or finance leases in the consolidated financial statements of the Company.

“Intellectual Property” means all of the following, in each case in any jurisdiction throughout the world: (a) any patent or patent applications, patentable inventions, together with, all extensions, adjustments, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations thereof (collectively, “Patents”); (b) any trademark, service marks, trade dress, logos, brand names, corporate names, taglines, and any other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (collectively, “Trademarks”); (c) social media identifiers (such as an Instagram® handle) and related accounts (“Social Media Identifiers”);  (d) any and all copyrightable works of authorship, including registered and unregistered copyrights in both published works and unpublished works, and all copyright applications or registrations thereof (collectively, “Copyrights”); (e) any internet domain name and uniform resource locators (“Domain Name”); and (f) any trade secret, confidential know-how, concepts, methods, processes, specifications, inventions, databases, customer lists, mailing lists or business plans, and other confidential and proprietary information (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, software, computer systems, databases and documentation, reference and resource materials relating thereto, owned, licensed, leased or otherwise used by the Company.

“JFLC Parties” means, collectively, (i) JFL Equity Investors V, L.P., (ii) JFL-Rand Co-Invest Partners, L.P. and (iii) such other Persons that are a party to the Equity Commitment Letter delivered by the Persons named in clauses (i) and (ii) of this definition.

“Joint Venture Agreement” means any agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any non-wholly-owned Subsidiary or Other Joint Venture Entity, including any partnership, joint venture, shareholder, operating or similar agreement providing for the sharing of any profits, losses or liabilities.

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry, as of the date of this Agreement, of the individuals listed on Section 8.12(a) of the Company Disclosure Letter and (ii) with respect to Parent or MergerCo, the actual knowledge after reasonable inquiry, as of the date of this Agreement, of any of the officers or directors of Parent or MergerCo.

“Law” means any law (including common law), statute, ordinance, act, code, rule, directive, determination or regulation, enacted, issued or promulgated by any Governmental Authority.

“Leased Real Property” means any real property that is leased, subleased, sub-subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, sublandlord, subtenant or by other occupancy arrangement) with a base annual rent in excess of $1,000,000.

“Marketing Period” means the first period of eighteen (18) consecutive days commencing after the date of this Agreement throughout and at the end of which (i) Parent has the

Required Financial Information and the Required Financial Information is Compliant, (ii) the conditions set forth in Article VI are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) assuming that the Closing were to be scheduled at any time during such eighteen (18) consecutive calendar day period; provided that (w) if the Marketing Period has not been completed on or prior to August 19, 2022, such eighteen (18) consecutive day period shall not commence until September 6, 2022, (x) November 21, 2022 through November 25, 2022 shall not count toward such eighteen (18) consecutive day period (but such period shall not need to be consecutive to the extent that it begins before and ends after such days), (y) if the Marketing Period has not been completed on or prior to December 16, 2022, such eighteen (18) consecutive day period shall not commence until January 3, 2023 and (z) July 3, 2023 through July 5, 2023 shall not count toward such eighteen (18) consecutive day period (but such period shall not need to be consecutive to the extent that it begins before and ends after such days); provided, further, that (1) the Marketing Period shall end on any earlier date prior to the expiration of such eighteen (18) consecutive calendar day period if the Debt Financing is closed on such earlier date and (2) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such eighteen (18) consecutive calendar day period, (I) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any audited financial statements (or portion thereof) contained in or that include the Required Financial Information, in which case such eighteen (18) consecutive calendar day period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent accountants of the Company or another independent public accounting firm of recognized national standing reasonably acceptable to Parent, (II) the Company shall have publicly announced any intention to, or determines that it must, restate any financial statements or other financial information included in or that includes the Required Financial Information or any such restatement is under active consideration, in which case such eighteen (18)  consecutive calendar day period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP,  (III) any Required Financial Information would not be Compliant at any time during such eighteen (18) consecutive calendar day period or otherwise ceases to meet the requirement of “Required Financial Information” as defined, in which case such eighteen (18) consecutive calendar day period shall not commence or be deemed to commence unless and until, at the earliest, such Required Financial Information is updated or supplemented so that it is Compliant and meets the definition of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of such eighteen (18) consecutive calendar day period ceases to be Compliant or meet the definition of “Required Financial Information” during such eighteen (18) consecutive calendar day period, then such eighteen (18) consecutive calendar day period will be deemed not to have commenced) or (IV) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not commence or be deemed to commence unless and until, at the earliest, such reports have been filed and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided that if the failure to file such report occurs during the final five (5) Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth Business Day after such report has been filed.  If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financial Information was delivered), in which case the requirement to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information the Company has not delivered).

“Material Adverse Effect” means any effect, change, event or occurrence that (x) has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (y) other than for purposes of Section 3.07(b), would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger or the Transactions or the compliance by the Company with its obligations under this Agreement; provided, however, that solely with respect to the foregoing clause (x) none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets generally, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, in each case after the date of this Agreement, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.04(d) and 3.05), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent relating to the identity of Parent or MergerCo, or any litigation arising from allegations of breach of fiduciary duty or violation of Law, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (4) pandemics, earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company and its Subsidiaries that is required by this Agreement or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing.

“Open Source Software” means any computer software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or its Subsidiaries, taken as a whole, as currently conducted.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, materially interfere with, materially hinder or materially impair (i) the consummation by Parent or MergerCo of any of the Transactions on a timely basis or (ii) the compliance by Parent or MergerCo with its obligations under this Agreement.

“Patent” is defined in the definition of Intellectual Property.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar non-monetary Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not violated by the current use and operation of such real property or any violation of which would not materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (iii) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business and that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (v) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) non-exclusive licenses granted to third parties in the ordinary course of business, (vii) Encumbrances discharged at or prior to the Effective Time, (viii) Encumbrances set forth in Section 8.12(b) of the Company Disclosure Letter and (ix) such other non-monetary Encumbrances that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Encumbrance.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information that, alone or in combination with other information held by or on behalf of the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual.

“Proceeding” means any action, arbitration, mediation, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Registered Company Intellectual Property” means all Patent registrations and applications therefor, Trademark registrations and applications therefor, Copyright registrations and applications therefor and Domain Name registrations included in the Owned Company Intellectual Property.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Release” means any spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, discharging or leaching into the environment (including indoor and outdoor air, soil, sediment, surface water and groundwater).

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the financing contemplated by the Debt Commitment Letter or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum, in each case of clauses (i) and (ii), assuming that such offering or syndication of the credit facilities were consummated at the same time during the Company’s fiscal year as such offering or syndication will be made.  Notwithstanding anything to the contrary in clauses (i) and (ii) of this definition, Required Financial Information shall not include any Excluded Information.

“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned by any of the foregoing.

“Sanctions” means any applicable economic or financial sanctions or trade embargoes administered or enforced by (i) the United States government, including the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (ii) the United Nations Security Council, (iii) the European Union, (iv) Her Majesty’s Treasury or (v) any other relevant sanctions authority.

“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or manager.

“Tax Returns” mean any reports, returns, declarations, elections, disclosures, estimates, information returns, filings, claims for refund or statements filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means all taxes, imposts, levies, fees, withholdings or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, assessments, penalties and additions imposed with respect to such amounts, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, escheat, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, and transfer and gains taxes.

“Trade Secret” is defined in the definition of Intellectual Property.

“Trademark” is defined in the definition of Intellectual Property.

“Transaction Regulatory Filing” means, collectively, all regulatory filings required to be made pursuant to the HSR Act or any other Antitrust Laws and pursuant to any Aviation Regulations.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Treasury” means the U.S. Department of Treasury.

“Treasury Warrant Agreement” means that certain warrant agreement, dated as of May 29, 2020, between the Company and the Treasury.

“Treasury Warrants” means those certain warrants issued by the Company to the Treasury on May 29, 2020, June 20, 2020 and July 30, 2020 to purchase up to 625,452 shares of Company Common Stock.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(h)
Action	3.08
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
Aircraft	3.19(a)
Alternative Financing	5.13(i)
Announcement	5.04
Applicable Jurisdictions	6.01(a)
Appraisal Shares	2.07(a)
Aviation Regulations	3.05
Aviation Regulators	3.05
Balance Sheet Date	3.06(c)
Bankruptcy and Equity Exception	3.04(a)
Book-Entry Share	2.01(c)
Capex Plan	5.01(b)(xv)
Capitalization Date	3.02
Certificate of Merger	1.03
Claim	5.06(c)
Closing	1.02
Closing Date	1.02
Commitment Letters	5.14(h)

Terms Not Defined in this Section 8.12	Section
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Associated Party Contract	3.24
Company Board	3.22
Company Board Recommendation	Recitals
Company Cash Award	2.03(c)
Company Common Stock	Recitals
Company Disclosure Letter	III
Company Equity Award	3.02(ii)(a)
Company Intellectual Property	3.14(b)
Company Preferred Shares	3.02
Company PSU	2.03(b)
Company Related Parties	7.03(d)
Company RSU	2.03(a)
Company SEC Documents	3.06
Company Securities	3.02(b)
Company Stockholder Approval	3.04(c)
Company Stockholders’ Meeting	5.13(d)
Company Subsidiary Securities	3.03(c)
Company Termination Fee	7.03(a)(ii)
Comparability Period	5.07
Confidentiality Agreement	5.05
Continuing Employee	5.07
Covered Guarantee	Recitals
CPARS	3.18(g)
D&O Tail Policy	5.06(d)
Debt Commitment Letter	5.14(h)
Debt Financing	5.14(h)
Debt Offer	5.15(a)
Debt Offer Documents	5.15(a)
DGCL	Recitals
DHS	3.05
DOJ	5.03(d)
DOT	3.05
DTC	2.02(b)
Effective Time	1.03
Equity Commitment Parties	Recitals
Event Notice Period	5.02(e)
Exchange Act	3.05
Exchange Fund	2.02(a)
FAA	3.05
FCC	3.05
Filed SEC Documents	III
Financing	5.14(h)
Financing Uses	4.05(f)
FTC	5.03(d)
Fundamental Representations	6.02(a)

Terms Not Defined in this Section 8.12	Section
Guarantor	Recitals
Indebtedness	5.01(b)(vi)
Indemnitee	5.06
Indemnitees	5.06
Insurance Policies	3.21
Intervening Event	5.02(k)
IP Contracts	3.14(c)
Judgment	3.08
Laws	3.09(a)
Leased Aircraft	3.19(a)
Limited Guarantee	Recitals
Malicious Code	3.15(c)
Maintenance Capex	5.01(b)(xv)
Material Contract	3.17
Maximum Amount	5.06(d)
Merger	Recitals
Merger Consideration	2.01(c)
MergerCo	Preamble
Morgan Stanley	3.23
NASDAQ	3.05
Operated Aircraft	3.19(a)
Other Joint Venture Entity	3.03(c)
Other JV Interest	3.03(c)
Other Required Company Filing	5.13(a)
Other Required Parent Filing	5.13(a)
Outside Date	7.01(b)(i)
Owned Aircraft	3.19(d)
Parent	Preamble
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Paying Agent	2.02(a)
Payoff Amount	5.16
Permits	3.09(b)
Privacy Policies	3.15
Proxy Statement	3.05
Restraints	6.01(a)
SEC	3.05
Secretary of State of Delaware	1.03
Securities Act	3.06
Security Notification	5.03(f)
Share Certificate	2.01(c)
Significant Customers	3.26
Significant Vendors	3.26
Specified Collateral	5.01(b)(vi)
Subject Indebtedness	5.16
Superior Proposal	5.02(j)
Surviving Corporation	1.01

Terms Not Defined in this Section 8.12	Section
Takeover Law	3.22(b)
Takeover Proposal	5.02(i)
Transaction Documents	8.06
Transaction Expenses	8.13
Transaction Litigation	5.08(a)
TSA	3.05
U.S.	2.02(a)
U.S.C.	3.05

SECTION 8.13.  Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement, and provided that expenses incurred in connection with the filing fees for the Transaction Regulatory Filings, the Proxy Statement and printing and mailing the Proxy Statement and any reasonable out-of-pocket expenses incurred by the Company in connection with the performance of its obligations pursuant to Sections 5.13 [Preparation of the Proxy Statement; Stockholders’ Meeting] (such fees and expenses collectively, the “Transaction Expenses”) shall be borne by the parties as follows:

(a)  In the event the Merger is consummated, the Transaction Expenses shall be borne by the Surviving Corporation.

(b)  In the event the Merger is not consummated, the Transaction Expenses relating to the Transaction Regulatory Filings shall be borne and paid by Parent when due and the Transaction Expenses relating to the preparation, printing and mailing of the Proxy Statement and the Company Stockholders’ Meeting be borne and paid by the Company when due.

SECTION 8.14.  Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of MergerCo under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

SECTION 8.15.  Interpretation.

(a)  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Alpha” electronic datasite hosted by Donnelley Financial Solutions or on behalf of the Company prior to the date hereof or (B) delivered in person or electronically to Parent or MergerCo or their respective Representatives, in each case, at least two (2) Business Days prior to the date of this Agreement.  Any reference to “ordinary course of business” will be interpreted to mean “ordinary course of business consistent with past practice.”  The words “ordinary course of business” or “consistent with past practice” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken by the Company or a Subsidiary of the Company in response to COVID-19 or COVID-19 Measures, as well as actions taken by other similarly situated companies in response thereto.  All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References herein to any statute includes all rules and regulations promulgated thereunder.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.16.  Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party agrees, on behalf of itself and its

Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder (including the Financing) or under any other Transaction Document will be sought or had against any other Person, including any Related Party and any Debt Financing Sources Related Party, and no other Person, including any Related Party and any Debt Financing Sources Related Party, will have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent or MergerCo, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in this Agreement) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against each Guarantor under, if, as and when required pursuant to the terms and conditions of the Limited Guarantee, (iii) against each Equity Commitment Party for specific performance of its obligation to fund its committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 7 of the applicable Equity Commitment Letter, or (iv) against the Company, Parent and MergerCo solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, no Parent Related Party or Debt Financing Sources Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing), or the valid termination or abandonment of any of the foregoing and Parent and MergerCo shall be entitled to bring claims and causes of action against the Debt Financing Sources related to or arising from the Debt Commitment Letter and the Debt Financing.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RAND PARENT, LLC,
by
/s/ James Elworth
Name:	James Elworth
Title:	Vice President

RAND MERGER SUB, INC.,
by
/s/ James Elworth
Name:	James Elworth
Title:	Vice President

ATLAS AIR WORLDWIDE HOLDINGS, INC.,
by
/s/ John W. Dietrich
Name:	John W. Dietrich
Title:	President and Chief Executive Officer